AMENDED AND RESTATED CREDIT AGREEMENT

                          dated as of October 15, 1998

                                      among

                           THE HEICO COMPANIES L.L.C.,

                              HEICO HOLDING, INC.,

                         VARIOUS FINANCIAL INSTITUTIONS,

                              LASALLE NATIONAL BANK

                                       and

                           THE NORTHERN TRUST COMPANY,

                                  as Co-Agents,

                                       and

             BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION,

                                    as Agent



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                              TABLE OF CONTENTS

                                                                         Page

SECTION 1  DEFINITIONS, ETC.................................................1
         1.1        Certain Defined Terms...................................1
         1.2        Other Interpretive Provisions..........................18
         1.3        Accounting Principles..................................19

SECTION 2           COMMITMENTS OF THE BANKS; TYPES OF LOANS; BORROWING
                    AND CONVERSION PROCEDURES..............................19
         2.1        Commitments............................................19
         2.2        Various Types of Loans.................................20
         2.3        Borrowing Procedures...................................20
         2.4        Procedures for Continuation or Conversion of
                    Loan...................................................21
         2.5        Letter of Credit Procedures............................22
         2.6        Participations in Letters of Credit....................22
         2.7        Reimbursement Obligations..............................23
         2.8        Limitation on the Issuing Bank's Obligations...........23
         2.9        Funding by Banks to the Issuing Bank...................23
         2.10       Warranty...............................................24
         2.11       Conditions.............................................24
         2.12       Commitments Several....................................25

SECTION 3  NOTES EVIDENCING LOANS..........................................25
         3.1        Notes..................................................25
         3.2        Recordkeeping..........................................25

SECTION 4  INTEREST........................................................25
         4.1        Interest Rates.........................................25
         4.2        Interest Payment Dates.................................26
         4.3        Setting and Notice of Eurodollar Rates.................26
         4.4        Computation of Interest................................26

SECTION 5  FEES............................................................26
         5.1        Non-Use Fee............................................26
         5.2        Letter of Credit Fees..................................26
         5.3        Agent's Fees...........................................27

SECTION 6           REDUCTION OR TERMINATION OF THE COMMITMENTS;
                    PREPAYMENTS............................................27

         6.1        Voluntary Reduction or Termination of

                    Commitments............................................27
         6.2        Prepayments............................................28

SECTION 7  MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.................28
         7.1        Making of Payments.....................................28
         7.2        Application of Certain Payments........................28
         7.3        Due Date Extension.....................................28
         7.4        Setoff.................................................29


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         7.5        Proration of Payments..................................29

SECTION 8           INCREASED COSTS; SPECIAL PROVISIONS FOR EURODOLLAR
                    LOANS..................................................29
         8.1        Increased Costs........................................29
         8.2        Basis for Determining Interest Rate Inadequate
                    or Unfair..............................................31
         8.3        Changes in Law Rendering Eurodollar Loans
                    Unlawful...............................................31
         8.4        Funding Losses.........................................32
         8.5        Right of Banks to Fund through Other Offices...........32
         8.6        Discretion of Banks as to Manner of Funding............32
         8.7        Mitigation of Circumstances; Replacement of
                    Affected Bank..........................................33
         8.8        Conclusiveness of Statements; Survival of
                    Provisions.............................................33

SECTION 9  WARRANTIES......................................................34
         9.1        Organization, etc......................................34
         9.2        Authorization; No Conflict.............................34
         9.3        Validity and Binding Nature............................35
         9.4        Financial Information..................................35
         9.5        No Material Adverse Change.............................35
         9.6        Litigation and Contingent Liabilities..................35
         9.7        Ownership of Properties; Liens.........................35
         9.8        Subsidiaries...........................................36
         9.9        Pension Plans..........................................36
         9.10  Investment Company Act......................................36
         9.11  Public Utility Holding Company Act..........................36
         9.12  Regulation U................................................36
         9.13  Taxes.......................................................36
         9.14  Solvency, etc...............................................37
         9.15  Hazardous Materials.........................................37

                    9.15.1  Release and Disposal...........................37
                    9.15.2  Treatment and Storage..........................37

         9.16  Information.................................................38
         9.17       Year 2000 Problem......................................38

SECTION 10  COVENANTS......................................................38
         10.1  Reports, Certificates and Other Information.................38

                    10.1.1  Audit Report...................................38
                    10.1.2  Quarterly Reports..............................39
                    10.1.3  Compliance Certificates........................39
                    10.1.4  Reports to SEC and to Shareholders.............40

                    10.1.5  Notice of Default, Litigation and ERISA

                                    Matters................................40
                    10.1.6  Subsidiaries...................................40
                    10.1.7  Management Reports.............................40
                    10.1.8  Other Information..............................40

         10.2  Books, Records and Inspections..............................41
         10.3  Insurance...................................................41



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         10.4  Compliance with Laws; Payment of Taxes and

                    Liabilities............................................41
         10.5  Maintenance of Existence, etc...............................42
         10.6  Financial Covenants.........................................42
                    10.6.1  Minimum Net Worth..............................42
                    10.6.2  Fixed Charge Coverage Ratio....................42
                    10.6.3  Funded Debt Ratio..............................42
                    10.6.4  Capital Expenditures...........................42
                    10.7  Limitations on Debt..............................42

         10.8  Liens.......................................................43
         10.9  Inconsistent Agreements.....................................44
         10.10  Dividends, etc.............................................44
         10.11  Investments................................................45
         10.12 Business Activities.........................................46
         10.13      Limitation on Asset Sales..............................47
         10.14      Merger, Consolidation and Sale of Property.............47

                    10.14.1         Company................................47
                    10.14.2         Restricted Subsidiaries................48

         10.15  Guaranty...................................................49
         10.16  Use of Proceeds............................................49
         10.17  Transactions with Affiliates...............................49
         10.18  Employee Benefit Plans.....................................49
         10.19  Environmental Covenants....................................50
                    10.19.1  Environmental Response Obligation.............50
                    10.19.2  Environmental Liabilities.....................50

         10.20  Unconditional Purchase Obligations.........................50

SECTION 11  EFFECTIVENESS; CONDITIONS OF LENDING...........................51
         11.1  Effectiveness...............................................51

                    11.1.1  Notes   .......................................51
                    11.1.2  Resolutions....................................51
                    11.1.3  Consents, etc..................................51
                    11.1.4  Incumbency and Signature Certificates..........51
                    11.1.5  Guaranties.....................................51
                    11.1.6  Opinion of Counsel.............................52
                    11.1.7  Other   .......................................52
         11.2       All Loans and Letters of Credit........................52
                    11.2.1  No Default, etc................................52
                    11.2.2  Confirmatory Certificate.......................52

SECTION 12  EVENTS OF DEFAULT AND THEIR EFFECT.............................52
         12.1       Events of Default......................................52

                    12.1.1  Non-Payment of the Loans, etc..................52
                    12.1.2  Non-Payment of Other Debt, etc.................53
                    12.1.3  Other Material Obligations.....................53
                    12.1.4  Bankruptcy, Insolvency, etc....................53
                    12.1.5  Non-Compliance with Provisions of this
                                    Agreement..............................53
                    12.1.6  Warranties.....................................54
                    12.1.7  Pension Plans..................................54
                    12.1.8  Judgments......................................54


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                    12.1.9  Invalidity of Guaranties, etc..................54
                    12.1.10  Change in Control.............................54

         12.2       Effect of Event of Default.............................55

SECTION 13  THE AGENT......................................................55
         13.1       Appointment and Authorization; "Agent".................55
         13.2       Delegation of Duties...................................56
         13.3       Liability of Agent.....................................56
         13.4       Reliance by Agent......................................57
         13.5       Notice of Default......................................57
         13.6       Credit Decision........................................58
         13.7       Indemnification of Agent...............................58
         13.8       Agent in Individual Capacity...........................59
         13.9       Successor Agent........................................59
         13.10      Withholding Tax........................................60
         13.11  Co-Agents..................................................61

SECTION 14  GENERAL........................................................62
         14.1       Waiver; Amendments.....................................62
         14.2       Confirmations..........................................62
         14.3       Notices................................................62
         14.4       Confidentiality........................................63
         14.5       Regulation U...........................................63
         14.6       Costs, Expenses and Taxes..............................63
         14.7       Designation of Restricted and Unrestricted

                    Subsidiaries...........................................64
         14.8       Captions...............................................64
         14.9       Assignments; Participations............................64
                    14.9.1  Assignments....................................64
                    14.9.2  Participations.................................66

         14.10  Governing Law..............................................67
         14.11  Counterparts...............................................67
         14.12  Successors and Assigns.....................................67
         14.13  Indemnification by the Borrowers...........................67
         14.14  Forum Selection and Consent to Jurisdiction................68
         14.15  Waiver of Jury Trial.......................................69




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         SCHEDULE 2.1              Commitments and Percentages
         SCHEDULE 2.5              Existing Letters of Credit
         SCHEDULE 9.6              Litigation and Contingent Liabilities
         SCHEDULE 9.8              Subsidiaries
         SCHEDULE 10.7             Existing Debt
         SCHEDULE 10.8             Existing Liens
         SCHEDULE 10.11        Investments


         EXHIBIT A                    Form of Note (Section 3.1)
         EXHIBIT B                    Form of Compliance Certificate (Section

                                      10.1.3)

         EXHIBIT C Form of Company Guaranty (Section 11.1.5) EXHIBIT D Form of HHI Guaranty (Section 11.1.5) EXHIBIT E Form of Opinion of McDermott, Will & Emery

                                     (Section 11.1.7)

         EXHIBIT F                   Form of Assignment Agreement (Section 14.9)


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



                      AMENDED AND RESTATED CREDIT AGREEMENT

         This AMENDED AND RESTATED CREDIT AGREEMENT dated as of October 15, 1998 (this "Agreement") is entered into among THE HEICO COMPANIES L.L.C., a Delaware limited liability company (the "Company"), HEICO HOLDING, INC., a Delaware corporation ("Heico Holding") the undersigned financial institutions (together with their respective successors and assigns, collectively the "Banks" and individually each a "Bank") and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as agent for the Banks.

         WHEREAS, the Company, the Banks and the Agent have entered into a Credit Agreement dated as of July 30, 1998 (the "Existing Credit Agreement"); and

         WHEREAS, the parties hereto have agreed to amend the Existing Credit Agreement to add Heico Holding as a borrower hereunder;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         SECTION 1  DEFINITIONS, ETC.

         1.1 Certain Defined Terms. The following terms shall have the following meanings:

         Affected Bank means any Bank that has given notice to a Borrower (which has not been rescinded) of (i) any obligation by such Borrower to pay any amount pursuant to Section 8.1 or (ii) the occurrence of any circumstances of the nature described in Section 8.2 or 8.3.

         Affected Loan - see Section 8.3.

         Affiliate of any specified Person means (a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (b) any other Person who is a director or officer of (i) such specified Person, (ii) any Subsidiary of such specified Person or (iii) any Person described in clause (a) above. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of Section 10.17, "Affiliate"


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shall also mean any beneficial  owner of shares  representing 10% or more of the total voting power of the Voting Equity Interests (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Equity Interests (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

         Agent means BofA in its capacity as agent for the Banks hereunder and any successor thereto in such capacity.

         Agent-Related  Persons means BofA and any successor agent arising under
Section 13.9, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

         Agreement - see the Preamble.

         Asset Sale means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (a) any Equity Interests of a Restricted Subsidiary (other than directors' qualifying shares) or (b) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary (other than, in the case of clauses (a) and (b) above, (i) any disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly-Owned Restricted Subsidiary, (ii) for purposes of Section 10.13 only, any Investment permitted by Section 10.11, and (iii) any disposition of assets of the Company or any Restricted Subsidiary in connection with Floor Plan Financing in the ordinary course of business).

         Assignee - see Section 14.9.1.

         Assignment Agreement - see Section 14.9.1.

         Attorney Costs means and includes all reasonable fees and charges of any law firm or other external counsel and, without duplication, the reasonable allocated cost of internal legal services and all reasonable disbursements of internal counsel.

         Attributable Debt in respect of a Sale and Leaseback Transaction means, at any date of determination, (a) if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of "Capital Lease Obligation" and (b) in all other instances,


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(i) the present  value  (discounted  at the actual rate of interest  implicit in such transaction, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

         BofA means Bank of America National Trust and Savings Association, a national banking association.

         Bank - see the Preamble. References to "Banks" shall include BofA in its capacity as Issuing Bank (or any successor thereto in such capacity); for purposes of clarification only, to the extent that BofA (or any such successor) may have any rights or obligations in addition to those of the other Banks due to its status as Issuing Bank, its status as such will be specifically referenced.

         Base Rate means at any time the greater of (a) the Federal Funds Rate plus 0.5% and (b) the rate per annum then most recently publicly announced by BofA as its reference rate. (The "reference rate" is a rate set by BofA based upon various factors, including BofA's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate.)

         Base Rate Loan means any Loan which bears interest at or by reference to the Base Rate.

         Board of Directors means the Board of Directors of the Company.

         Borrower means the Company or Heico Holding; and Borrowers means the Company and Heico Holding.

         Business Day means any day on which BofA is open for commercial banking business in Chicago and San Francisco and, in the case of a Business Day which relates to a Eurodollar Loan, on which dealings are carried on in the interbank Eurodollar market.

         Capital Expenditures means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Company, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.


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         Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person which is accounted for as a capital lease on the balance sheet of such Person.

         Capital Lease Obligation means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP. For purposes of Section 10.8, a Capital Lease Obligation shall be deemed secured by a Lien on the property being leased.

         Cash Equivalent Investment means, at any time:

                  (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government;

                  (b) commercial paper, maturing not more than one year from the date of issue, which is issued by

                           (i) a corporation (except an Affiliate of the Company) organized under the laws of any State of the United States of America or of the District of Columbia and rated at least A-1 by Standard & Poor's Ratings Group or P-1 by Moody's Investors Service, Inc., at the time of investment, or

                           (ii)  any Bank (or its holding company);

                  (c) any certificate of deposit or bankers' acceptance or eurodollar time deposit, maturing not more than one year after the date of issue, which is issued by either

                           (i) a financial  institution  that is a member of the
                  Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $100,000,000, or

                           (ii)  any Bank; or

                  (d) any repurchase agreement with a term of one year or less which

                           (i)      is entered into with

                                    (A)     any Bank, or

                                    (B) any other commercial banking institution
                           of the stature referred to in clause (c)(i),


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                           (ii)  is  secured  by a fully  perfected  Lien in any
                  obligation of the type described in any of clauses (a) through
                  (c), and

                           (iii) has a market value at the time such  repurchase
                  agreement is entered into of not less than 100% of the repurchase obligation of such Bank (or other commercial banking institution) thereunder;

                  (e) investments in money market funds that invest solely in Cash Equivalent Investments described in clauses (a) through (d); or

                  (f) investments in short-term asset management accounts offered by any Bank for the purpose of investing in loans to any corporation (other than the Company or an Affiliate of the Company) organized under the laws of any state of the United States or of the District of Columbia and rated at least A-1 by Standard & Poor's Ratings Group or P-1 by Moody's Investors Service, Inc.

         Code means the Internal Revenue Code of 1986.

         Commitment means, as to any Bank, such Bank's commitment to make Loans, and to issue or participate in Letters of Credit, pursuant to this Agreement. The amount of each Bank's initial Commitment is set forth on Schedule 2.1.

         Company - see the Preamble.

         Company Guaranty - see Section 11.1.5.

         Consolidated Net Income means, for any period, the consolidated net income (or loss) of the Company and its Restricted Subsidiaries, less the amount of Permitted Tax Distributions paid or to be paid by the Company or its Restricted Subsidiaries with respect to such period, provided that there shall not be included in such Consolidated Net Income (a) any net income (or loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary at the date of determination, (b) any net income (or loss) of any Person acquired by the Company or any of its consolidated Subsidiaries for any period prior to the date of such acquisition, (c) any net income (but not loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Company, except that the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash


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



distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause), and (d) any extraordinary gain or loss. Notwithstanding anything to the contrary contained herein, gains or losses attributable to Asset Sales shall be included in Consolidated Net Income.

         Consolidated   Net  Worth   means  the   difference   between  (x)  the
consolidated total assets of the Company minus (y) the consolidated total liabilities, including minority interests, of the Company shown on the consolidated balance sheet of the Company as of the end of the most recent Fiscal Quarter of the Company.

         Debt means, with respect to any Person on any date of determination (without duplication), (a) the principal of and premium (if any) in respect of
(i) debt of such Person for money borrowed and (ii) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (b) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person; (c) all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (d) all obligations (including contingent reimbursement obligations) of such Person for the reimbursement of any obligor on any letter of credit (including the Letters of Credit), banker's acceptance or similar credit transaction (but excluding contingent reimbursement obligations arising under any commercial letter of credit issued to support obligations in respect of trade accounts payable arising in the ordinary course of business); (e) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Preferred Stock (but excluding any accrued dividends or preferential distributions); (f) all obligations of the type referred to in clauses (a) through (e) of other Persons secured by any Lien on any property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the fair market value of such property or the amount of the obligation so secured; (g) all Suretyship Liabilities of such Person and
(h) to the extent not otherwise included in this definition, obligations of such Person under Hedging Agreements. The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence


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



of the contingency giving rise to the obligation, of any contingent obligations at such date.

         Dollar and the sign "$" mean lawful money of the United States of America.

         EBITDA means, for any period, Consolidated Net Income for such period plus, to the extent deducted in calculating Consolidated Net Income for such period, (i) Interest Expense, (ii) income taxes and Permitted Tax Distributions,
(iii) depreciation and (iv) amortization.

         Effective Date - see Section 11.1.

         Environmental Laws means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.

         Equity Interests means, with respect to any Person, any shares or other equivalents (however designated) of corporate stock, partnership interests or membership interests in limited liability companies or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into any such equity interest.

         ERISA means the Employee Retirement Income Security Act of 1974.

         Eurocurrency Reserve Percentage means, with respect to any Eurodollar Loan for any Interest Period, a percentage (expressed as a decimal) equal to the daily average during such Interest Period of the percentage in effect on each day of such Interest Period, as prescribed by the Board of Governors of the Federal Reserve System (or any successor), for determining the aggregate maximum reserve requirements applicable to "Eurocurrency Liabilities" pursuant to Regulation D or any other then applicable regulation of such Board of Governors which prescribes reserve requirements applicable to "Eurocurrency Liabilities" as presently defined in Regulation D.

         Eurodollar Loan means any Loan which bears interest at a rate determined by reference to the Eurodollar Rate (Reserve Adjusted).

         Eurodollar Office means with respect to any Bank the office or offices of such Bank which shall be making or maintaining the Eurodollar Loans of such Bank hereunder or, if applicable, such other office or offices through which such Bank determines the Eurodollar Rate. A Eurodollar Office of any Bank may be, at the option of such Bank, either a domestic or foreign office.

         Eurodollar Rate means, with respect to any Eurodollar Loan for any Interest Period, the rate per annum at which Dollar deposits in immediately available funds are offered to the Eurodollar Office of BofA two Business Days prior to the beginning of such Interest Period by major banks in the interbank Eurodollar market as at or about the relevant local time of such Eurodollar Office, for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount equal or comparable to the amount of the Eurodollar Loan of BofA for such Interest Period.

         Eurodollar Rate (Reserve Adjusted) means, with respect to any Eurodollar Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined pursuant to the following formula:

                    Eurodollar Rate            =            Eurodollar Rate

                  (Reserve Adjusted)                        1-Eurocurrency
                                                              Reserve Percentage

         Event of Default means any of the events described in Section 12.1.

         Exchange Act means the Securities Exchange Act of 1934.

         Existing Credit Agreement - see the Recitals.

         Existing  Letter  of Credit  means  each  letter  of  credit  listed on
Schedule 2.5.

         Federal Funds Rate means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York for the preceding Business Day under the caption "Federal Funds (Effective)". If for any day such rate is not so published for the preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m., New York City time, on such day by each of three leading brokers of Federal funds transactions in New York City, selected by the Agent.

         Fiscal Quarter means a fiscal quarter of a Fiscal Year.

         Fiscal Year means the fiscal year of the Company, which period shall be the 12-month period ending on March 31 of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., "Fiscal Year 1998") refer to the Fiscal Year ending on March 31 of such calendar year.

         Fixed Charge Coverage Ratio means, as of the last date of any Fiscal Quarter, the ratio of (a) EBITDA for the period of four consecutive Fiscal Quarters ending on such day to (b) the sum of Interest Expense for such period and Scheduled Principal Payments as of such day.

         Floor Plan Financing means any financing arrangement entered into by the Company or any of its Restricted Subsidiaries whereby the Company or such Restricted Subsidiary sells to a Person notes receivable that the Company or such Restricted Subsidiary received in the ordinary course of business and agrees to reimburse such Person, on a limited recourse basis, any amount not paid to such Person by the obligor or obligors of such notes receivable.

         FRB means the Board of Governors of the Federal Reserve System or any successor thereto.

         Funded Debt means all Debt of the Company and its Restricted Subsidiaries, excluding (i) Debt described in clause (h) of the definition of "Debt", (ii) Subordinated Debt, (iii) Floor Plan Financing (and Suretyship Liabilities with respect thereto), (iv) Debt of the Company to Restricted Subsidiaries and Debt of Restricted Subsidiaries to the Company or to other Restricted Subsidiaries and (v) Suretyship Liabilities in respect of any obligation of the Company or any Restricted Subsidiary permitted under this Agreement (provided that any such obligation which constitutes Debt of the primary obligor shall not be excluded from Funded Debt by this clause (v)).

         Funded Debt Ratio means, as of the last day of any Fiscal Quarter, the ratio of (a) Funded Debt as of such day to (b) EBITDA for the period of four consecutive Fiscal Quarters ending on such day.

         GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

         Group - see Section 2.2.

         Guarantor means (a) as of the Effective Date, (i) with respect to the obligations of the Company hereunder, each then-existing Restricted Subsidiary (including Heico Holding), and (ii) with respect to the obligations of Heico Holding hereunder, the Company and each then-existing Restricted Subsidiary (excluding Heico Holding); and (b) thereafter, the Persons referred to in subclause (i) or (ii), as applicable, of clause (a) and each other Person which from time to time executes and delivers a counterpart of the Company Guaranty or the HHI Guaranty, as applicable (except, in each case, any such Person which is released from its obligations under the applicable Guaranty in accordance with the terms hereof).

         Guaranty means each of the Company Guaranty and the HHI Guaranty.

         Hazardous Material means any hazardous, toxic or dangerous substance or material defined as such in (or for purposes of) any Environmental Law.

         Hedging Agreement means any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

         Heico Holding - see the Preamble.

         Heisley means Michael E. Heisley.

         HHI Guaranty - see Section 11.1.5.

         HHI Preferred Stock means Preferred Stock of Heico Holding issued to the Company to permit the Company to distribute Priority Amounts to Heisley as provided in the Operating Agreement.

         Indemnified Liabilities - see Section 14.13.

         Interest Expense means for any period the consolidated interest expense of the Company and its Restricted Subsidiaries for such period (including all imputed interest on Capital Leases).

         Interest Period means, as to any Eurodollar Loan, the period commencing on the date such Loan is borrowed or on the date such Loan is converted into or continued as a Eurodollar Loan, and ending on the date one, two, three or six months thereafter as selected by the applicable Borrower pursuant to Section 2.3 or 2.4, as applicable; provided that:

                  (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

                  (ii) any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

                  (iii) neither Borrower may select any Interest Period that would extend beyond the scheduled Termination Date.

         Investment means, with respect to any Person:

                  (a) any loan or advance made by such Person to any other Person (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business);

                  (b) any ownership or similar interest held by such Person in any other Person; and

                  (c) the incurrence of any Suretyship Liability with respect to any obligation of any other Person.

         The amount of any Investment shall be the original principal or capital amount thereof (or, in the case of Suretyship Liability, the amount of the underlying obligations for which such Person may have any liability) less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property.

         Issuing Bank means BofA in its capacity as issuer of Letters of Credit hereunder and any successor thereto in such capacity.

         Letter of Credit - see subsection 2.1(b).

         Letter of Credit Application means a letter of credit application in the form then used by the Issuing Bank for the type of letter of credit requested (with appropriate adjustments to indicate that any letter of credit issued thereunder is to be issued pursuant to, and subject to the terms and conditions of, this Agreement).

         Lien means, with respect to any property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing and any Sale and Leaseback Transaction).

         Loan Documents means this Agreement, the Notes, the Letter of Credit Applications and the Guaranties.

         Loans - see subsection 2.1(a).

         Margin means (a) initially, 1.00%, and (b) on and after any date specified below on which the Margin is to be adjusted, the rate per annum set forth in the table below opposite the applicable Funded Debt Ratio:

                                 Funded
                               Debt Ratio                        Margin

                  Greater than 3.5 to 1                             1.75%

                  Greater than 3.0 to 1
                  but equal to or less

                  than 3.5 to 1                                     1.50%

                  Greater than 2.5 to 1
                  but equal to or less

                  than 3.0 to 1                                     1.25%

                  Equal to or less

                  than 2.5 to 1                                    1.00%.

The Margin shall be adjusted, to the extent applicable, 45 days (or, in the case of the last Fiscal Quarter of any Fiscal Year, 120 days) after the end of each Fiscal Quarter (beginning with the Fiscal Quarter ending September 30, 1998) based on the Funded Debt Ratio as of the last day of such Fiscal Quarter; it being understood that if the Company fails to deliver the financial statements required by Section 10.1.1 or 10.1.2, as applicable, by the 45th day (or, if applicable, the 120th day) after any Fiscal Quarter, the Margin shall be 1.75% until such financial statements are delivered.

         Margin Stock means any "margin stock" as defined in Regulation U of the FRB.

         Material Adverse Effect means a material adverse effect on (a) the financial condition, operations, business, assets or business prospects of the Company and its Restricted Subsidiaries taken as a whole or (b) the ability of either Borrower or any other Guarantor to timely and fully perform any of its payment or other material obligations under this Agreement or any other Loan Document to which it is a party.

         Members means holders of Equity Interests in the Company.

         Non-Use Fee Rate means (a) initially, 0.1875%, and (b) on and after any date specified below on which the Non-Use Fee Rate is to be adjusted, the rate per annum set forth in the table below opposite the applicable Funded Debt
Ratio:

                                 Funded                                 Non-Use
                               Debt Ratio                              Fee Rate

                           Greater than 3.5 to 1                        0.3000%

                           Greater than 3.0 to 1
                           but equal to or less

                           than 3.5 to 1                                0.2500%

                           Greater than 2.5 to 1
                           but equal to or less

                           than 3.0 to 1                                0.2000%

                           Equal to or less

                           than 2.5 to 1                               0.1875%.

         The Non-Use Fee Rate shall be adjusted, to the extent applicable, 45 days (or, in the case of the last Fiscal Quarter of any Fiscal Year, 120 days) after the end of each Fiscal Quarter (beginning with the Fiscal Quarter ending September 30, 1998) based on the Funded Debt Ratio as of the last day of such Fiscal Quarter; it being understood that if the Company fails to deliver the financial statements required by Section 10.1.1 or 10.1.2, as applicable, by the 45th day (or, if applicable, the 120th day) after any Fiscal Quarter, the Non-Use Fee Rate shall be .30% until such financial statements are delivered.

         Note - see Section 3.1.

         Officers' Certificate means a certificate signed by the principal executive officer or principal financial officer of the Company.

         Operating Agreement means the Limited Liability Company Operating Agreement of the Company dated March 31, 1997.

         Participant - see Section 14.9.2.

         PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

         Pension Plan means a "pension plan", as such term is defined in section 3(2) of ERISA, which is subject to title IV of ERISA (other than a multiemployer plan as defined in section 4001(a)(3) of ERISA), and to which the Company or any corporation, trade or business that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in section 414 of the Code or section 4001 of ERISA, may have any liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

         Percentage means as to any Bank the percentage set forth opposite such Bank's name on Schedule 2.1, as adjusted by assignments pursuant to Section 14.9.

         Permitted Holders means (a) Michael E. Heisley and his estate, spouse, ancestors and lineal descendants, the legal representatives of any of the foregoing and the trustees of any bona fide trusts of which the foregoing are the sole beneficiaries or the grantors, or any Person of which the foregoing "beneficially owns" (as defined in Rider 13d-3 and 13d- 5 under the Exchange
Act) Voting Equity Interests representing at least 51% of the total voting power of all classes of Voting Equity Interests of such Person (exclusive of any matters as to which class voting rights exist) and (b) any corporation (or other entity) which owns all the outstanding Equity Interests of the Company if such entity acquires such ownership in a transaction in which the former owners of all the Equity Interests of the Company acquire proportionate ownership of the Equity Interests (or similar equity ownership interest) of such entity (or any parent organization which owns all of the outstanding Equity Interests (or similar equity ownership interest) of such entity).

         Permitted Senior Debt means unsecured Debt of a Borrower which (i) has covenants no more restrictive than the covenants set forth in Section 10, (ii) has a final maturity date no earlier than July 30, 2004 and (iii) has a weighted average life as of the date of incurrence thereof which is longer than the period of time until the scheduled Termination Date as of such date of incurrence.

         Permitted Tax Distribution means, so long as the Company (or any successor thereto) is treated as a partnership for United States Federal income tax purposes, a distribution to Members to enable such Members to pay Federal and state income taxes (including quarterly estimated Federal and state income taxes) with respect to the Company's Taxable Income allocated, or to be allocated, to such Members ("Allocable Taxable Income"). The amount payable as Permitted Tax Distributions in any applicable Fiscal Year will be determined separately for ordinary income and capital gain, and will equal the product of (i) the Allocable Taxable Income during such Fiscal Year and (ii) a rate equal to 6% plus the highest marginal Federal tax rate applicable to individuals from time to time with respect to an amount of Taxable Income equal to the Allocable Taxable Income during such Fiscal Year, taking into account the character of such Taxable Income. The Permitted Tax Distributions for each Fiscal Year will be adjusted to reflect any tax losses of the Company arising in any prior Fiscal Year (assuming that any such losses are carried forward and used to offset the Company's Taxable Income in the applicable Fiscal Year) and to reflect the Company's payment of any withholding taxes that would give rise to a credit or other tax benefit to the Company (or its direct or indirect Members).

         Permitted Tax Distributions will be payable in quarterly installments during the applicable Fiscal Year, in each case no more than five days prior to the dates upon which individuals are legally required to file their quarterly estimated Federal income tax returns. Such quarterly payments will be based upon the Company's then good faith estimate of its Allocable Taxable Income for such Fiscal Year.

         Upon the earlier of (i) the April 15 following the end of the applicable Fiscal Year and (ii) the filing of a report on Form 10-K for such Fiscal Year, the Company will make a determination of the aggregate amount of Permitted Tax Distributions for such Fiscal Year. Such determination will be based upon the Allocable Taxable Income during such Fiscal Year as reflected on such Federal income tax return, or if such return is not filed when such financial statements are filed with the SEC, the Company's then good faith estimate of the amount of its Taxable Income for such Fiscal Year.

         If the aggregate amount of Permitted Tax Distributions in any Fiscal Year exceeds the amount determined by the Company, each Member will be required to promptly repay any such excess to the Company, and no further Permitted Tax Distributions will be paid to such Member until such Member has repaid such excess to the Company. If the amount determined by the Company exceeds the aggregate amount of Permitted Tax Distributions in any Fiscal Year, the Company will promptly pay that difference to the Members as a Permitted Tax Distribution for such Fiscal Year. In addition, the aggregate amount of Permitted Tax Distributions will be adjusted appropriately under certain circumstances, including in the event that the Company files an amended Federal income tax return (or the Company files its original return for the applicable Fiscal Year if the determination of the aggregate amount of Permitted Tax Distributions for such Fiscal Year was based upon the Company's good faith estimate of its Taxable Income) or the Internal Revenue Service determines that information reflected in the Company's Federal income tax return for a relevant Fiscal Year is inaccurate or incomplete.

         Person means any natural person, corporation, partnership, joint venture, trust, association, unincorporated organization, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

         Preferred Stock means any Equity Interest of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Equity Interests issued by such Person.

         Pro forma means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation (i) performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, (ii) to the extent not determinable under clause (i) hereof, made in accordance with GAAP, as interpreted in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company or (iii) to the extent not determinable under clauses (i) and (ii) hereof, made in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company.

         Prohibited Environmental Event means any event or condition described in clause (a), (b) or (c) of Section 9.15.1 or clause (a) or (b) of Section
9.15.2 which, when aggregated with all other such events and conditions, (i) has had or is reasonably likely to have a Material Adverse Effect or (ii) is reasonably likely to require payments by the Company and its Restricted Subsidiaries in excess of $3,000,000 during the then-current Fiscal Year (including all payments previously made in such Fiscal Year) or in any one of the succeeding four Fiscal Years.

         Required Banks means Banks having an aggregate Percentage of 66 2/3% or more.

         Restricted Subsidiary means (a) the Subsidiaries  designated as such on
Schedule 9.8 and (b) any other Subsidiary which the Company designates as a Restricted Subsidiary pursuant to

Section 14.7; provided that no Subsidiary of an Unrestricted Subsidiary may be a Restricted Subsidiary.

         Sale and Leaseback Transaction means any arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to another Person and the Company or a Restricted Subsidiary leases it from such Person.

         Scheduled Principal Payments means, as of any date, all mandatory payments of Funded Debt scheduled to be made by the Company and its Restricted Subsidiaries during the one-year period after such date.

         SEC means the Securities and Exchange Commission.

         Securities Act means the Securities Act of 1933.

         Stated Amount means, with respect to any Letter of Credit at any date of determination, the maximum aggregate amount available for drawing thereunder at any time during the then ensuing term of such Letter of Credit under any and all circumstances, plus the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit.

         Subordinated  Debt  means  any Debt of the  Company  or any  Restricted
Subsidiary which has maturities and other terms, and which is subordinate or junior in right of payment to the obligations of the Borrowers hereunder and the obligations of each applicable Guarantor under each Guaranty pursuant to a written agreement, satisfactory to the Required Banks acting in good faith.

         Subsidiary of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the Voting Equity Interests is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Company.

         Suretyship Liability means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation under any Suretyship Liability shall (subject to any limitation set forth therein) be deemed to be the principal amount of the debt, obligation or other liability guaranteed thereby.

         Taxable Income means the amount that the Company would have calculated as its taxable income if the Company were treated as a C Corporation for United States Federal income tax purposes without regard to the dividends-received deduction contained in Section 243 of the Code.

         Termination Date means July 30, 2003 or such earlier date on which the Commitments shall terminate pursuant to Section 6 or 12.

         Total Outstandings means at any time the sum of (i) the aggregate principal amount of all outstanding Loans plus (ii) the Stated Amount of all Letters of Credit.

         Type of Loan or Borrowing - see Section 2.2. The Types of Loans or borrowings under this Agreement are as follows: Base Rate Loans or borrowings and Eurodollar Loans or borrowings.

         Unmatured Event of Default means any event which if it continues uncured will, with lapse of time or notice or both, constitute an Event of Default.

         Unrestricted Subsidiary means any Subsidiary other than a Restricted Subsidiary.

         Voting Equity Interests of a corporation or other Person means all Equity Interests in such corporation or other Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

         Wholly-Owned Restricted Subsidiary means, at any time, a Restricted Subsidiary all the Voting Equity Interests of which (except directors' qualifying shares) is at such time owned, directly or indirectly, by the Company and its other Wholly-Owned Restricted Subsidiaries.

         1.2 Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of such terms.

         (b)      The term "including" is not limiting and means
"including without limitation."

         (c) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

         (d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation.

         1.3 Accounting Principles. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied; provided that if the Company notifies the Agent that the Company wishes to amend any covenant in Section 10 to eliminate the effect of any change in GAAP on the operation of such covenant, or if the Agent notifies the Company that the Required Banks wish to amend any covenant in Section 10 for such purpose, then the Company's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Banks.

         SECTION 2         COMMITMENTS OF THE BANKS; TYPES OF LOANS;
                           BORROWING AND CONVERSION PROCEDURES.

         2.1 Commitments. On and subject to the terms and conditions of this Agreement, each Bank, severally and for itself alone, agrees as follows:

         (a) Each Bank agrees to make loans to either Borrower on a revolving basis ("Loans") from time to time before the Termination Date in such Bank's Percentage of such aggregate amounts as such Borrower may request from all Banks hereunder; provided that the Total Outstandings shall not at any time exceed the aggregate amount of the Commitments.

         (b) The Issuing Bank agrees to issue letters of credit, in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to the Issuing Bank (collectively the "Letters of Credit" and individually each a "Letter of Credit"), at the request of and for the account of either Borrower from time to time before the date which is seven days prior to the Termination Date and, as more fully set forth in Section 2.7, each Bank agrees to purchase a participation in each such Letter of Credit; provided that (i) the aggregate Stated Amount of all Letters of Credit shall not at any time exceed $50,000,000 and (ii) the Total Outstandings shall not at any time exceed the aggregate amount of the Commitments.

         2.2 Various Types of Loans. Each Loan shall be either a Base Rate Loan or a Eurodollar Loan (each a "Type" of Loan), as the applicable Borrower shall specify in the related notice of borrowing or conversion pursuant to Section 2.3 or 2.4. Eurodollar Loans to the same Borrower having the same Interest Period are sometimes called a "Group" or collectively "Groups". Base Rate Loans and Eurodollar Loans may be outstanding at the same time, provided that (i) not more than eight different Groups of Eurodollar Loans shall be outstanding at any one time and (ii) the aggregate principal amount of each Group of Eurodollar Loans shall at all times be $1,000,000 or a higher integral multiple of $100,000. All borrowings, conversions, continuations and repayments of Loans shall be effected so that each Bank will have a pro rata share (according to its Percentage) of all Types and Groups of Loans.

         2.3 Borrowing Procedures. The applicable Borrower shall give written or telephonic notice to the Agent of each proposed borrowing not later than (a) in the case of a Base Rate borrowing, 11:00 A.M., Chicago time, on the proposed date of such borrowing, and (b) in the case of a Eurodollar borrowing, 11:00 A.M., Chicago time, at least two Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by the Agent, shall be irrevocable, and shall specify the date, amount and Type of borrowing and, in the case of a Eurodollar borrowing, the initial Interest Period therefor. Promptly upon receipt of such notice, the Agent shall advise each Bank thereof. Not later than 2:00 p.m., Chicago time, on the date of a proposed borrowing, each Bank shall provide the Agent at the principal office of the Agent in Chicago with immediately available funds covering such Bank's Percentage of such borrowing and, subject to the satisfaction of the conditions precedent set forth in Section 11 with respect to such borrowing, the Agent shall pay over the requested amount to the applicable Borrower on the requested borrowing date. Each borrowing shall be on a Business Day and shall be in an aggregate amount of $1,000,000 or a higher integral multiple of $100,000. Unless the applicable Borrower shall otherwise direct in writing, the proceeds of all borrowings shall be deposited to a demand deposit account of such Borrower maintained with BofA.

         2.4      Procedures for Continuation or Conversion of Loan.

         (a) Subject to the provisions of Section 2.2, either Borrower may, upon irrevocable written or telephonic notice to the Agent in accordance with subsection (b) below,

                  (i) elect, as of any Business Day, to convert any Loans to such Borrower (or any part thereof in an aggregate amount of $1,000,000 or a higher integral multiple of $100,000) into Loans of the other Type; or

                  (ii) elect, as of the last day of the applicable Interest Period, to continue any Eurodollar Loans to such Borrower having Interest Periods expiring on such day (or any part thereof in an aggregate amount of $1,000,000 or a higher integral multiple of $100,000);

provided that if at any time the aggregate amount of any Group of Eurodollar Loans is reduced, by payment, prepayment or conversion of part thereof, to be less than $1,000,000, such Eurodollar Loans shall automatically convert into Base Rate Loans.

         (b) The applicable Borrower shall give written or telephonic notice to the Agent of each proposed conversion or continuation not later than (i) 11:00 A.M., Chicago time, at least two Business Days in advance of the date of conversion or continuation, if the Loans are to be converted into or continued as Eurodollar Loans; and (ii) 11:00 A.M., Chicago time, on the date of conversion, if the Loans are to be converted into Base Rate Loans, specifying:

                  (A) the proposed date of conversion or continuation (which shall be a Business Day);

                  (B) the aggregate amount of Loans to be converted or continued;

                  (C) the Type of Loans resulting from the proposed conversion or continuation; and

                  (D) in the case of a continuation of, or conversion into, Eurodollar Loans, the duration of the requested Interest Period.

         (c) If upon the expiration of any Interest Period applicable to Eurodollar Loans, the applicable Borrower has failed to select timely a new Interest Period to be applicable to such Eurodollar Loans, such Borrower shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

         (d) The Agent will promptly notify each Bank of its receipt of a notice of conversion or continuation pursuant to this Section 2.4, or, if no timely notice is provided by the applicable Borrower, the Agent will promptly notify each Bank of the details of any automatic conversion.

         2.5 Letter of Credit Procedures. (a) The applicable Borrower shall give notice to the Agent and the Issuing Bank of the proposed issuance of each Letter of Credit for the account of such Borrower on a Business Day which is at least two Business Days (or such lesser period as the Agent and the Issuing Bank may agree) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by a Letter of Credit Application, duly executed by the applicable Borrower and in all respects reasonably satisfactory to the Issuing Bank, together with such other documentation as the Issuing Bank may reasonably request in support thereof, it being understood that each Letter of Credit Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall not be later than the then-scheduled Termination Date unless the applicable Borrower shall have pledged cash collateral to the Agent therefor in an amount, and pursuant to documentation, reasonably satisfactory to the Required Banks and the Agent) and whether such Letter of Credit is to be transferable in whole or in part. Subject to the satisfaction of the conditions precedent set forth in Section 11 with respect to the issuance of such Letter of Credit, the Issuing Bank shall issue such Letter of Credit on the requested issuance date.

         (b) The Borrower, the Banks, the Issuing Bank and the Agent agree that, on the Effective Date, each Existing Letter of Credit shall be deemed to have been issued for the account of the Company (or jointly for the account of the Company and any applicable Subsidiary) hereunder and to be subject to the terms and provisions hereof.

         2.6 Participations in Letters of Credit. Concurrently with the issuance of each Letter of Credit (or, with respect to each Existing Letter of Credit, on the Effective Date), the Issuing Bank shall be deemed to have sold and transferred to each other Bank, and each other Bank shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such other Bank's Percentage, in such Letter of Credit and the applicable Borrower's reimbursement obligations with respect thereto. For the purposes of this Agreement, the unparticipated portion of each Letter of Credit shall be deemed to be the Issuing Bank's "participation" therein. The Issuing Bank hereby agrees, upon request of any Bank, to deliver to such Bank a list of all outstanding Letters of Credit, together with such information related thereto as such other Bank may reasonably request.

         2.7 Reimbursement Obligations. Each Borrower hereby unconditionally and irrevocably agrees to reimburse the Issuing Bank for each payment or disbursement made by the Issuing Bank under any Letter of Credit issued for the account of such Borrower honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made. Any amount not reimbursed on the date of such payment or distribution shall bear interest from the date of such payment or disbursement to the date that the Issuing Bank is reimbursed by the applicable Borrower therefor, payable on demand, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Margin plus, beginning on the second Business Day after demand by the Issuing Bank, 2%. The Issuing Bank shall promptly notify the applicable Borrower whenever any demand for payment is made under any Letter of Credit issued for the account of such Borrower by the beneficiary thereunder; provided that the failure of the Issuing Bank to so notify such Borrower shall not affect the rights of the Issuing Bank or the Banks in any manner whatsoever.

         2.8 Limitation on the Issuing Bank's Obligations. In determining whether to pay under any Letter of Credit, the Issuing Bank shall have no obligation to either Borrower or any Bank other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence and willful misconduct, shall not impose upon the Issuing Bank any liability to either Borrower or any Bank and shall not reduce or impair the applicable Borrower's reimbursement obligations set forth in
Section 2.7 or the obligations of the Banks pursuant to Section 2.9.

         2.9 Funding by Banks to the Issuing Bank. If the Issuing Bank makes any payment or disbursement under any Letter of Credit and the applicable Borrower has not reimbursed the Issuing Bank in full for such payment or disbursement by 11:00 A.M., Chicago time, on the date of such payment or disbursement, or if any reimbursement received by the Issuing Bank from or on behalf of a Borrower is or must be returned or rescinded upon or during any bankruptcy or reorganization of such Borrower or otherwise, each other Bank shall be obligated to pay to the Issuing Bank, in full or partial payment of the purchase price of its participation in such Letter of Credit, its pro rata share (according to its Percentage) of such payment or disbursement (but no such payment shall diminish the obligations of the applicable Borrower under

Section 2.7), and the Agent shall promptly notify each other Bank thereof. Each other Bank irrevocably and unconditionally agrees, severally and for itself alone, to so pay to the Agent in immediately available funds for the account of the Issuing Bank the amount of such other Bank's Percentage of such payment or disbursement. If and to the extent any Bank shall not have made such amount available to the Agent by 2:00 P.M., Chicago time, on the Business Day on which such Bank receives notice from the Agent of such payment or disbursement or such return or rescission of reimbursement (it being understood that any such notice received after noon, Chicago time, on any Business Day shall be deemed to have been received on the next following Business Day), such Bank agrees to pay interest on such amount to the Agent for the account of the Issuing Bank forthwith on demand for each day from the date such amount was to have been delivered to the Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect. Any Bank's failure to make available to the Agent its Percentage of any such payment or disbursement or such return or rescission of reimbursement shall not relieve any other Bank of its obligation hereunder to make available to the Agent such other Bank's Percentage of such amount, but no Bank shall be responsible for the failure of any other Bank to make available to the Agent such other Bank's Percentage of any such payment or disbursement or such return or rescission of reimbursement.

         2.10 Warranty. Each notice of borrowing, continuation or conversion pursuant to Section 2.3 or 2.4 and the delivery of each Letter of Credit Application pursuant to Section 2.5 shall automatically constitute a warranty by the Borrowers to the Agent and each Bank to the effect that on the date of such requested borrowing, continuation or conversion or the issuance of the requested Letter of Credit, as the case may be, (a) the warranties of the Borrowers contained in Section 9 (excluding Sections 9.5, 9.6 and 9.8) of this Agreement shall be true and correct as of such requested date as though made on the date thereof and (b) no Event of Default or Unmatured Event of Default shall have then occurred and be continuing or will result therefrom.

         2.11 Conditions. Notwithstanding any other provision of this Agreement,
(a) no Bank shall be obligated to make any Loan, (b) no Bank shall be obligated to convert into or permit the continuation at the end of the applicable Interest Period of any Eurodollar Loan and (c) the Issuing Bank shall not be obligated to issue any Letter of Credit if, in any such case, an Event of Default or Unmatured Event of Default exists or would result therefrom.

         2.12 Commitments Several. The failure of any Bank to make a requested Loan on any date shall not relieve any other Bank of its obligation to make a Loan on such date, but no Bank shall be responsible for the failure of any other Bank to make any Loan to be made by such other Bank.

         SECTION 3  NOTES EVIDENCING LOANS.

         3.1 Notes. The Loans of each Bank to each Borrower shall be evidenced by a promissory note (individually each a "Note" and collectively for all Banks the "Notes") of such Borrower substantially in the form of Exhibit A, with appropriate insertions, dated the Effective Date (or such earlier date as shall be satisfactory to the Agent), payable to the order of such Bank in an amount equal to such Bank's Commitment (or, if less, in the aggregate unpaid principal amount of all of such Bank's Loans) on the Termination Date.

         3.2 Recordkeeping. Each Bank shall record in its records the date and amount of each Loan made by such Bank, each repayment or conversion thereof and, in the case of each Eurodollar Loan, the dates on which each Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttable presumptive evidence of the principal amount owing and unpaid on the applicable Note of such Bank. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of the applicable Borrower hereunder or under any Note to repay the principal amount of the Loans evidenced by such Note together with all interest accruing thereon.

         SECTION 4  INTEREST.

         4.1 Interest Rates. Each Borrower promises to pay interest on the unpaid principal amount of each Loan to such Borrower for the period from the date of such Loan to the date such Loan is paid in full, as follows:

                  (a) at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the Base Rate from time to time in effect; and

                  (b) at all times while such Loan is a Eurodollar Loan, at a rate per annum equal to the sum of the Eurodollar Rate (Reserve Adjusted) applicable to each Interest Period for such Loan plus the Margin from time to time in effect;

provided, however, that at any time an Event of Default exists, the interest rate applicable to each Loan shall be increased by 2%.

         4.2 Interest Payment Dates. Accrued interest on each Base Rate Loan shall be payable on the last day of each calendar quarter and at maturity. Accrued interest on each Eurodollar Loan shall be payable on the last day of each Interest Period relating to such Loan (and, in the case of each Eurodollar Loan with an Interest Period in excess of three months, on each three-month anniversary of the first day of such Interest Period) and at maturity. After maturity, accrued interest on all Loans shall be payable on demand.

         4.3 Setting and Notice of Eurodollar Rates. The applicable Eurodollar Rate for each Interest Period shall be determined by the Agent, and notice thereof shall be given by the Agent promptly to the applicable Borrower and each Bank. Each determination of the applicable Eurodollar Rate by the Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Agent shall, upon written request of the applicable Borrower or any Bank, deliver to such Borrower or such Bank a statement showing the computations used by the Agent in determining any applicable Eurodollar Rate hereunder.

         4.4 Computation of Interest. Interest on Base Rate Loans when the Base Rate is determined by reference to BofA's reference rate shall be computed for the actual number of days elapsed on the basis of a year of 365 or, if applicable, 366 days. All other interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days. The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate.

         SECTION 5  FEES.

         5.1 Non-Use Fee. The Borrowers jointly and severally agree to pay to the Agent for the account of each Bank a non-use fee, for the period from the Effective Date to the Termination Date at a rate per annum equal to the Non-Use Fee Rate from time to time in effect, on the unused amount of such Bank's Commitment. Such non-use fee shall be payable in arrears on the last day of each calendar quarter and on the Termination Date, in each case for the period then ending for which such non-use fee shall not have been theretofore paid. The non-use fee shall be computed for the actual number of days elapsed on the basis of a year of 365 or, if applicable, 366 days.

         5.2 Letter of Credit Fees. (a) Each Borrower agrees to pay to the Agent for the account of the Banks pro rata according to their respective Percentages a letter of credit fee for each stand-by Letter of Credit issued for the account of such Borrower at a rate per annum equal to the Margin from time to time in effect multiplied by the maximum amount available to be drawn under such Letter of Credit from time to time, computed for the actual number of days elapsed on the basis of a year of 360 days and payable in arrears on the last day of each calendar quarter and on the Termination Date (and thereafter, if applicable, on demand) for the period from the date of the issuance of such Letter of Credit to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated.

         (b) Each Borrower agrees to pay to the Agent for the account of the Banks pro rata according to their respective Percentages an issuance fee for each commercial Letter of Credit issued for the account of such Borrower in an amount equal to the greater of 0.125% of the face amount of such Letter of Credit and $75. Such fee shall be payable in arrears on the last day of each calendar quarter and on the Termination Date for all commercial Letters of Credit for which such fee has not previously been paid.

         (c) In addition, each Borrower agrees, with respect to each Letter of Credit issued for the account of such Borrower, to pay to the Issuing Bank (i) a fronting fee in an amount mutually agreed to by such Borrower and the Issuing Bank and (ii) such reasonable fees and expenses as the Issuing Bank customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations.

         (d) With respect to the Existing Letters of Credit,(i) the Company shall only be responsible for fees pursuant to clauses (a) and (b) above with respect to such Letters of Credit commencing on the Effective Date and (ii) the Company shall be responsible for fees and expenses pursuant to clause (c) above only to the extent not previously paid in respect of such Letters of Credit.

         5.3 Agent's Fees. The Company agrees to pay to the Agent periodic agent's fees at such times and in such amounts as are mutually agreed upon by the Company and the Agent.

         SECTION 6         REDUCTION OR TERMINATION OF THE COMMITMENTS;

                           PREPAYMENTS.

         6.1      Voluntary Reduction or Termination of Commitments.  The
                  -------------------------------------------------
Borrowers may from time to time on at least five Business Days' prior written notice received by the Agent (which shall promptly advise each Bank thereof) permanently reduce the aggregate amount of the Commitments to an amount not less than the Total
Outstandings. Any such reduction shall be in an aggregate amount of $5,000,000 or a higher integral multiple of $1,000,000. The
Borrowers may at any time on like notice terminate the Commitments upon payment in full of all Loans and all other obligations of the Borrowers hereunder. All reductions of the Commitments shall be pro rata among the Banks according to their respective Percentages.

         6.2 Prepayments. Either Borrower may from time to time prepay Loans to such Borrower in whole or in part, provided that (a) the applicable Borrower shall give the Agent (which shall promptly advise each Bank) written notice thereof not less than one Business Day prior to such prepayment, in the case of Base Rate Loans, and not less than two Business Days prior to such prepayment, in the case of Eurodollar Loans, in each case specifying the Loans to be prepaid and the date and amount of prepayment, and (b) each partial prepayment shall be in an integral multiple of $100,000. Any prepayment of a Eurodollar Loan shall include accrued interest to the date of prepayment on the principal amount being repaid, and any prepayment of a Eurodollar Loan prior to the end of the Interest Period therefor shall be subject to Section 8.4.

         SECTION 7  MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

         7.1 Making of Payments. All payments of principal of or interest on the Loans, and of all fees, shall be made by the applicable Borrower to the Agent in immediately available funds at its office in Chicago not later than noon, Chicago time, on the date due; and funds received after that hour shall be deemed to have been received by the Agent on the next following Business Day. Each Borrower hereby authorizes the Agent to charge any demand deposit account of such Borrower maintained with BofA for the amount of any such payment on the due date therefor, but the Agent's failure to so charge such account shall in no way affect the obligation of such Borrower to make any such payment. The Agent shall promptly remit to each Bank its share of all such payments received in collected funds by the Agent for the account of such Bank.

         All payments under Sections 8.1 and 8.4 shall be made by the applicable Borrower directly to the Bank or Banks entitled thereto.

         7.2 Application of Certain Payments. Each payment of principal shall be applied to such Loans as the applicable Borrower shall direct by notice to be received by the Agent on or before the date of such payment or, in the absence of such notice, as the Agent shall determine in its reasonable discretion. Concurrently with each remittance to any Bank of its share of any such payment, the Agent shall advise such Bank as to the application of such payment.

         7.3 Due Date Extension. If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the next following Business Day (unless, in the case of a Eurodollar Loan, such next following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

         7.4 Setoff. Each Borrower agrees that the Agent and each Bank have all rights of set-off and bankers' lien provided by applicable law, and in addition thereto, each Borrower agrees that at any time (a) any payment or other amount owing by such Borrower under this Agreement is then due to the Agent or any Bank or (b) any Unmatured Event of Default under Section 12.1.4 or any Event of Default exists, the Agent and each Bank may apply to the payment of such payment or other amount (or, in the case of clause (b), to any obligation of the applicable Borrower hereunder, whether or not then due) any and all balances, credits, deposits, accounts or moneys of such Borrower then or thereafter with the Agent or such Bank.

         7.5 Proration of Payments. If any Bank shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of principal of or interest on any Loan in excess of its pro rata share of payments and other recoveries obtained by all Banks on account of principal of and interest on Loans then held by them (other than in respect of an Affected Loan or as a result of replacement of a Bank pursuant to Section 8.7), such Bank shall purchase from the other Banks such participation in the Loans held by them as shall be necessary to cause such purchasing Bank to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Bank, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

         SECTION 8         INCREASED COSTS; SPECIAL PROVISIONS FOR EURODOLLAR
                           LOANS.

         8.1 Increased Costs. (a) If, after the date hereof, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or any Eurodollar Office of such Bank) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency

                  (A) shall subject any Bank (or any Eurodollar Office of such Bank) to any tax, duty or other charge with respect to its Eurodollar Loans, its Notes or its obligation to make Eurodollar Loans, or shall change the basis of taxation of payments to any Bank of the principal of or interest on its Eurodollar Loans or any other amounts due under this Agreement in respect of its Eurodollar Loans or its obligation to make Eurodollar Loans (except for changes in the rate of tax on the overall net income of such Bank or its Eurodollar Office imposed by the jurisdiction in which such Bank's principal executive office or Eurodollar Office is located); or

                  (B) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of interest rates pursuant to Section 4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Bank (or any Eurodollar Office of such Bank); or

                  (C) shall impose on any Bank (or its Eurodollar Office) any other condition affecting its Eurodollar Loans, its Notes or its obligation to make Eurodollar Loans;

and the result of any of the foregoing is to increase the cost to (or, in the case of Regulation D of the FRB, to impose a cost on) such Bank (or any Eurodollar Office of such Bank) of making or maintaining any Eurodollar Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Eurodollar Office) under this Agreement or under its Notes with respect thereto, then within 15 days after demand by such Bank (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for and a calculation of the amount of such demand, a copy of which shall be furnished to the Agent), the applicable Borrower shall pay directly to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or such reduction.

         (b) If any Bank shall reasonably determine that, after the date of this Agreement, the adoption or phase-in of, or any change in, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Eurodollar Office) or any Person controlling such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's or such controlling Person's capital as a consequence of such Bank's obligations hereunder to a level below that which such Bank or such controlling Person could have achieved but for such adoption, change or compliance (taking into consideration such Bank's or such controlling Person's policies with respect to capital adequacy) by an amount deemed by such Bank or such controlling Person to be material, then from time to time, within 15 days after demand by such Bank (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for and a calculation of the amount of such demand, a copy of which shall be furnished to the Agent), the Borrowers jointly and severally agree to pay to such Bank such additional amount or amounts as will compensate such Bank or such controlling Person for such reduction.

         8.2 Basis for Determining Interest Rate Inadequate or Unfair. If with respect to any Interest Period:

                  (a) deposits in Dollars (in the applicable amounts) are not being offered to the Agent in the interbank Eurodollar market for such Interest Period, or the Agent otherwise reasonably determines (which determination shall, absent demonstrable error, be binding and conclusive on the Borrowers) that by reason of circumstances affecting the interbank Eurodollar market adequate and reasonable means do not exist for ascertaining the applicable Eurodollar Rate;

                  (b) Banks having an aggregate Percentage of 30% or more advise the Agent that the Eurodollar Rate (Reserve Adjusted) as determined by the Agent will not adequately and fairly reflect the cost to such Banks of maintaining or funding such Loans for such Interest Period (taking into account any amount to which such Banks may be entitled under
         Section 8.1), or that the making or funding of Eurodollar Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of such Banks materially affects such Loans, then the Agent shall promptly notify the other parties thereof and, so long as such circumstances shall continue, (i) no Bank shall be under any obligation to make or convert into Eurodollar Loans and (ii) on the last day of the current Interest Period for each Eurodollar Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.

         8.3 Changes in Law Rendering Eurodollar Loans Unlawful. If, after the date of this Agreement, any change in (including the adoption of any new) applicable laws or regulations, or any change in the interpretation of applicable laws or regulations by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of any Bank cause a substantial question as to whether it is) unlawful for any Bank to make, maintain or fund Eurodollar Loans, then such Bank shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) such Bank shall have no obligation to make or convert into Eurodollar Loans (but shall make Base Rate Loans concurrently with the making of or conversion into Eurodollar Loans by the Banks which are not so affected, in each case in an amount equal to such Bank's Percentage of all Eurodollar Loans which would be made or converted into at such time in the absence of such circumstances) and
(b) on the last day of the current Interest Period for each Eurodollar Loan of such Bank (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such Eurodollar Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan. Each Base Rate Loan made by a Bank which, but for the circumstances described in the foregoing sentence, would be a Eurodollar Loan (an "Affected Loan") shall remain outstanding for the same period as the Group of Eurodollar Loans of which such Affected Loan would be a part absent such circumstances.

         8.4 Funding Losses. Each Borrower hereby agrees that upon demand by any Bank (which demand shall be accompanied by a statement setting forth the basis for the calculations of the amount being claimed, a copy of which shall be furnished to the Agent), such Borrower will indemnify such Bank against any net loss or expense which such Bank may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund or maintain any Eurodollar Loan), as reasonably determined by such Bank, as a result of (a) any payment or prepayment or conversion by such Borrower of any Eurodollar Loan of such Bank on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 8.3) or (b) any failure by such Borrower to borrow or convert any Loans on a date specified therefor in a notice of borrowing or conversion pursuant to this Agreement. For this purpose, all notices to the Agent pursuant to this Agreement shall be deemed to be irrevocable.

         8.5 Right of Banks to Fund through Other Offices. Each Bank may, if it so elects, fulfill its commitment as to any Eurodollar Loan by causing a foreign branch or affiliate of such Bank to make such Loan, provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Bank and the obligation of the applicable Borrower to repay such Loan shall nevertheless be to such Bank and shall be deemed held by it, to the extent of such Loan, for the account of such branch or affiliate.

         8.6 Discretion of Banks as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Bank had actually funded and maintained each Eurodollar Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

         8.7 Mitigation of Circumstances; Replacement of Affected Bank. (a) Each Bank shall promptly notify the Borrowers and the Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Bank's good faith judgment, otherwise disadvantageous to such Bank) to mitigate or avoid, (i) any obligation by either Borrower to pay any amount pursuant to Section 8.1 or (ii) the occurrence of any circumstances of the nature described in Section 8.2 or 8.3 (and, if any Bank has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Bank shall promptly so notify the Borrowers and the Agent). Without limiting the foregoing, each Bank will designate a different funding office if such designation will avoid (or reduce the cost to the Borrowers of) any event described in clause (i) or (ii) of the preceding sentence and such designation will not, in such Bank's good faith judgment, be otherwise disadvantageous to such Bank.

         (b) At any time any Bank is an Affected Bank, the Company may replace such Affected Bank as a party to this Agreement with one or more other bank(s) or financial institution(s) reasonably satisfactory to the Agent, such bank(s) or financial institution(s) to have Commitments in such amounts as shall be reasonably satisfactory to the Agent (and upon notice from the Company such Affected Bank shall assign pursuant to an Assignment Agreement, and without recourse or warranty, its Commitment, its Loans, its Notes, its participation in Letters of Credit and all of its other rights and obligations hereunder to such replacement bank(s) or other financial institution(s) for a purchase price equal to the sum of the principal amount of the Loans so assigned, all accrued and unpaid interest thereon, its ratable share of all accrued and unpaid non-use fees and Letter of Credit fees, any amounts payable under Section 8.4 as a result of such Bank receiving payment of any Eurodollar Loan prior to the end of an Interest Period therefor and all other obligations owed to such Affected Bank hereunder).

         8.8 Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Bank pursuant to Section 8.1, 8.2, 8.3 or
8.4 shall be conclusive absent demonstrable error. Banks may use reasonable averaging and attribution methods in determining compensation under

Sections 8.1 and 8.4, and the provisions of such Sections shall survive repayment of the Loans, cancellation of the Notes, cancellation or expiration of the Letters of Credit and any termination of this Agreement.

         SECTION 9  WARRANTIES.

         To induce the Agent and the Banks to enter into this Agreement, to induce the Issuing Bank to issue Letters of Credit and to induce the Banks to make Loans and participate in Letters of Credit, the Company (and, with respect to Sections 9.1, 9.2 and 9.3, Heico Holding) warrants to the Agent and the Banks that:

         9.1 Organization, etc. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware; Heico Holding is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; each other Restricted Subsidiary is duly organized, validly existing and in good standing under the laws of the state of its organization; the Company and each Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect; and the Company and each Restricted Subsidiary has full corporate, limited liability company or partnership power and authority to own its property and conduct its business as presently conducted by it.

         9.2 Authorization; No Conflict. The execution and delivery by each Borrower of this Agreement and each other Loan Document to which it is a party, the borrowings hereunder, the execution and delivery by each Guarantor of each applicable Guaranty and the performance by each of the Company, Heico Holding and each other Guarantor of its obligations under each Loan Document to which it is a party are within the corporate, limited liability company or partnership powers of such entity, have been duly authorized by all necessary corporate, limited liability company or partnership action on the part of such entity (including any necessary shareholder, member or partner action), have received all necessary governmental approval (if any shall be required), and do not and will not (a) violate any provision of law applicable to the Company or any Subsidiary or any order, decree or judgment of any court or other government agency which is binding on the Company or any Subsidiary, (b) contravene or conflict with, or result in a breach of, any provision of the operating agreement, Certificate of Incorporation, By-Laws or other organizational documents of the Company, Heico Holding or any other Guarantor or of any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding on the Company or any Subsidiary or (c) result in, or require, the creation or imposition of any Lien on any property of the Company or any Restricted Subsidiary.

         9.3 Validity and Binding Nature. This Agreement is, and upon the execution and delivery thereof each other Loan Document to which either Borrower is a party will be, the legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms, except that enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law); and each Guaranty will be, upon the execution and delivery thereof by each applicable Guarantor, the legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, except that enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

         9.4 Financial Information. The audited combined financial statements of the Company and its Restricted Subsidiaries at March 31, 1997, copies of which have been delivered to each Bank, have been prepared in accordance with GAAP and present fairly the combined financial condition of the Company and its Restricted Subsidiaries taken as a whole as at such date and the results of their operations for the Fiscal Year then ended.

         9.5 No Material Adverse Change. Since the date of the financial statements described in Section 9.4, no event or events have occurred which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

         9.6 Litigation and Contingent Liabilities. No litigation (including derivative actions), arbitration proceeding or governmental proceeding is pending or, to the Company's knowledge, threatened against the Company or any Subsidiary which is reasonably likely to have a Material Adverse Effect except as set forth in Schedule 9.6. Other than any liability incident to such litigation or proceedings, neither the Company nor any Restricted Subsidiary has any material contingent liabilities not provided for or disclosed in the financial statements referred to in Section 9.4 or listed in Schedule 9.6.

         9.7 Ownership of Properties; Liens. Each of the Company and each Restricted Subsidiary owns good and marketable title to, or a valid leasehold interest in, all of its material properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, copyrights and the like) except as permitted pursuant to Section 10.8.

         9.8 Subsidiaries. The Company has no Subsidiaries except those listed in Schedule 9.8.

         9.9 Pension Plans. Except as disclosed to the Banks in writing prior to the date of this Agreement, during the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement or the making of any Loan hereunder, (a) no steps have been taken to terminate any Pension Plan which would be reasonably likely to result in the Company being required to make a contribution to such Pension Plan, or incurring a liability or obligation to such Pension Plan, in excess of $1,000,000, and (b) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by the Company of any material liability, fine or penalty.

         9.10 Investment Company Act. Neither the Company nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940.

         9.11 Public Utility Holding Company Act. Neither the Company nor any Subsidiary is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935.

         9.12 Regulation U. Neither Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

         9.13 Taxes. Each of the Company and each Subsidiary has filed all tax returns and reports required by law to have been filed by it (except for such tax returns and reports with respect to which the failure to file timely would not have a Material Adverse Effect) and has paid all taxes and governmental charges thereby shown to be owing, except for (a) any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books and (b) other taxes and governmental charges which in the aggregate

(including all interest and penalties) for the Company and its Restricted Subsidiaries do not exceed $1,000,000 (excluding amounts for which the Company or the applicable Restricted Subsidiary has been indemnified by a creditworthy third party which has not contested such indemnity, but including any such tax or charge imposed upon an Unrestricted Subsidiary to the extent the Company or a Restricted Subsidiary may have liability therefor).

         9.14 Solvency, etc. On the Effective Date (or, in the case of any Person which becomes a Guarantor after the Effective Date, on the date such Person becomes a Guarantor), and immediately prior to and after giving effect to the issuance of each Letter of Credit and each borrowing hereunder and the use of the proceeds thereof, (a) each of each Borrower's and each other Guarantor's assets will exceed its liabilities and (b) each of the Company, Heico Holding and each other Guarantor will be solvent, will be able to pay its debts as they mature, will own property with fair saleable value greater than the amount required to pay its debts and will have capital sufficient to carry on its business as then constituted.

         9.15  Hazardous Materials.

         9.15.1 Release and Disposal. Except as previously disclosed to the Agent and the Banks in writing prior to the date of this Agreement, (a) neither the Company nor, to the best of the Company's knowledge, any other Person has ever caused or permitted a "reportable quantity" (as defined in the Comprehensive Environmental Response, Compensation and Liability Act) of any Hazardous Material to be released or disposed of on, under or at any real property owned, leased or operated by the Company or any Subsidiary, (b) no such real property has ever been used (by the Company or, to the best of the Company's knowledge, by any other Person) as a site for intentional disposal of any Hazardous Material or a permanent storage site for any Hazardous Material, and (c) neither the Company nor, to the best of the Company's knowledge, any of its predecessors has ever caused or permitted any Hazardous Material to be disposed of at any locations other than those identified pursuant to clause (a), except (in the case of clauses (a), (b) and (c)) for any of the foregoing which (together with all other events and conditions described in this Section 9.15) does not constitute a Prohibited Environmental Event.

         9.15.2 Treatment and Storage. Except in compliance with applicable law, or except as previously disclosed to the Agent and the Banks in writing prior to the date of this Agreement, (a) neither the Company nor, to the best of the Company's knowledge, any other Person has ever caused or permitted any Hazardous Material to be treated or stored on, under or at any real property owned, leased or operated by the Company or any Subsidiary and (b) neither the Company nor, to the best of the Company's knowledge, any of its predecessors has ever caused or permitted any Hazardous Material (except for any which may have been present in raw materials or any products) to be transported to, treated, or stored at any locations other than those identified pursuant to clause (a), except (in the case of clauses (a) and (b)), for any of the foregoing which (together with all other events and conditions described in this Section 9.15) does not constitute a Prohibited Environmental Event.

         9.16 Information. All written information heretofore or contemporaneously herewith furnished by the Company or any Subsidiary to the Agent or any Bank for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of the Company or any Subsidiary to the Agent or any Bank pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading.

         9.17 Year 2000 Problem. The Company and its Subsidiaries have reviewed or are reviewing the areas within their business and operations which could be adversely affected by, and have developed or are developing a program to address on a timely basis, the "Year 2000 Problem" (that is, the risk that computer applications used by the Company and its Subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999). Based on such review and program, the Company reasonably believes that the "Year 2000 Problem" will not have a Material Adverse Effect.

         SECTION 10  COVENANTS.

         Until the expiration or termination of the Commitments and thereafter until all obligations of the Borrowers hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated, the Company agrees that, unless at any time the Required Banks shall otherwise expressly consent in writing, it will:

         10.1 Reports, Certificates and Other Information. Furnish to the Agent and each Bank:

         10.1.1 Audit Report. Promptly when available and in any event not later than the earlier of two Business Days after filing with the SEC and 120 days after the close of the applicable Fiscal Year, a copy of the annual audit report of the

Company and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings and cash flow of the Company and its Subsidiaries for such Fiscal Year, which audit report (i) shall be without qualification, (ii) shall have supplemental financials on a consolidating basis reflecting (A) the Company, (B) its Restricted Subsidiaries,
(C) the combined Company and its Restricted Subsidiaries, (D) the Unrestricted Subsidiaries and (E) the consolidated Company and its Subsidiaries and (iii) shall be prepared by Arthur Andersen LLP or other independent auditors of recognized standing selected by the Company and reasonably acceptable to the Required Banks, together with a written statement from such auditors to the effect that in making the examination necessary for the signing of such audit report by such accountants, they have not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if they have become aware of any such event, describing it in reasonable detail.

         10.1.2 Quarterly Reports. Promptly when available and in any event within 45 days after the end of each Fiscal Quarter (except the last Fiscal Quarter) of each Fiscal Year, consolidated and consolidating balance sheets of the Company and its Restricted Subsidiaries as of the end of such Fiscal Quarter and consolidated and consolidating statements of earnings and cash flow of the Company and its Restricted Subsidiaries for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, together with a certificate of the chief executive officer or the chief financial officer of the Company, certifying that such financial statements fairly present the financial condition and results of operations of the Company and its Restricted Subsidiaries as of the dates and periods indicated, subject to changes resulting from normal year-end adjustments.

         10.1.3 Compliance Certificates. Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and of each set of quarterly statements pursuant to Section 10.1.2, a duly completed certificate in the form of Exhibit B, with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by the chief executive officer or the chief financial officer of the Company, containing a computation of each of the financial ratios and restrictions set forth in this Section 10 and to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it.


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



         10.1.4 Reports to SEC and to Shareholders. Promptly upon the filing or sending thereof, a copy of (a) any annual, periodic or special report or registration statement (inclusive of exhibits thereto) filed with the SEC or any securities exchange and (b) any report, proxy statement or other communication to the Company's members generally (excluding, in the case of this clause (b), any such item delivered solely to Permitted Holders).

         10.1.5 Notice of Default, Litigation and ERISA Matters. Promptly (and in any event within one Business Day in the case of clause (a) and within five days in the case of clauses (b) through (e)) after any officer of the Company learns of any of the following, written notice describing the same and the steps being taken by the Company or the Subsidiary affected thereby with respect thereto: (a) the occurrence of an Event of Default or an Unmatured Event of Default; (b) any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Company to the Agent and the Banks which has been instituted or, to the knowledge of the Company, is threatened against the Company or any Subsidiary or to which any of the properties of any thereof is subject which has had or is reasonably likely to have a Material Adverse Effect; (c) any material adverse development which occurs in any litigation, arbitration or governmental investigation or proceeding previously disclosed pursuant to clause (b); (d) the institution of any steps by the Company, any of its Subsidiaries or any other Person to terminate any Pension Plan, or the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Company furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan which could result in the incurrence by the Company of any material liability, fine or penalty; and (e) the occurrence of any other event or circumstance which has had or is reasonably likely to have a Material Adverse Effect.

         10.1.6 Subsidiaries. Promptly upon the occurrence thereof, a written report of any change in the list of its Subsidiaries.

         10.1.7 Management Reports. Promptly upon the request of the Agent or any Bank, copies of all detailed financial and management reports submitted to the Company by independent auditors in connection with any annual or interim audit made by such auditors of the books of the Company or any Restricted Subsidiary.

         10.1.8 Other Information. Promptly from time to time, such other information concerning the Company and its Subsidiaries as any Bank or the Agent may reasonably request.

         10.2 Books, Records and Inspections. Keep, and cause each Subsidiary to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each Restricted Subsidiary to permit, on reasonable notice and at reasonable times and intervals (or at any time without notice during the existence of an Event of Default) any Bank or the Agent or any representative thereof to inspect the properties and operations of the Company and of such Restricted Subsidiary; and permit, and cause each Restricted Subsidiary to permit, on reasonable notice and at reasonable times and intervals (or at any time without notice during the existence of an Event of Default) any Bank or the Agent or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and the Company hereby authorizes such independent auditors to discuss such financial matters with any Bank or the Agent or any representative thereof, provided that the Company shall have the right to be present at any such discussions so long as no Event of Default or Unmatured Event of Default exists), and to examine (and, at the expense of the Company or the applicable Restricted Subsidiary, photocopy extracts from) any of its books or other corporate records. The Company agrees to pay the fees of its auditors incurred in connection with any reasonable exercise of the rights of the Agent and the Banks pursuant to this Section.

         10.3 Insurance. Maintain, and cause each Subsidiary to maintain, with reputable, financially sound insurance companies, insurance to such extent and against such hazards and liabilities as is customarily maintained by companies similarly situated (and, in any event, such insurance as may be required by any law or governmental regulation or any court order or decree); and, upon request of the Agent or any Bank, furnish to the Agent or such Bank a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Company and its Subsidiaries.

         10.4 Compliance with Laws; Payment of Taxes and Liabilities. (a) Comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations and orders the noncompliance with which would be reasonably likely to have a Material Adverse Effect; and (b) pay, and cause each Subsidiary to pay, prior to delinquency, all taxes and other governmental charges against it or any of its property; provided, however, that
(i) the foregoing shall not require the Company or any Subsidiary to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP; and (ii) no Event of Default or Unmatured Event of Default shall arise under this clause (b) if the aggregate amount of all taxes and other governmental charges which have not been paid when due (and are not covered by clause (i)) does not exceed $1,000,000.

         10.5 Maintenance of Existence, etc. Maintain and preserve, and (subject to Section 10.12) cause each Restricted Subsidiary to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification and good standing as a foreign limited liability company, corporation or partnership in each jurisdiction where the nature of its business makes such qualification necessary (except in those instances in which the failure to be qualified or in good standing would not be reasonably likely to result in a Material Adverse Effect).

         10.6  Financial Covenants.

         10.6.1 Minimum Net Worth. Not permit Consolidated Net Worth at the end of any Fiscal Quarter to be less than (a) $120,000,000 plus (b) 50% of cumulative Consolidated Net Income for the period beginning April 1, 1998 and ending on the last day of the most recently ended Fiscal Quarter (provided that if Consolidated Net Income is less than zero for any Fiscal Year or for the completed portion of the then-current Fiscal Year, Consolidated Net Income for such Fiscal Year or portion thereof shall be deemed to be zero).

         10.6.2 Fixed Charge Coverage Ratio. Not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter to be less than 1.5 to 1.

         10.6.3 Funded Debt Ratio. Not permit the Funded Debt Ratio as of the last day of any Fiscal Quarter to exceed (a) 4.0 to 1 at any time prior to June 30, 2000, (b) 3.75 to 1 at any time on or after June 30, 2000 and prior to June 30, 2002 and (c) 3.5 to 1 at any time on or after June 30, 2002.

         10.6.4 Capital Expenditures. Not permit all Capital Expenditures made by the Company and its Restricted Subsidiaries in any Fiscal Year to exceed the sum of (a) $20,000,000 plus (b) the remainder (but not more than $20,000,000) of the amount of Capital Expenditures permitted in the preceding Fiscal Year minus the amount of Capital Expenditures made in the preceding Fiscal Year.

                  10.7 Limitations on Debt. Not, and not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Debt, except (a) Debt arising under the Loan Documents; (b) Debt in respect of Capital Leases not exceeding in the aggregate 5% of the Company's consolidated total assets; (c) Debt of Restricted Subsidiaries to the Company or to other Restricted Subsidiaries; (d) unsecured Debt of the Company to Restricted

Subsidiaries; (e) Debt arising under Hedging Agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business as bona fide hedging transactions (and not for speculation); (f) Suretyship Liabilities in respect of any obligation of the Company or any Restricted Subsidiary permitted under this Agreement; (g) Debt in respect of taxes, assessments or governmental charges to the extent that payment thereof shall not at the time be required to be made in accordance with Section 10.4; (h) other Debt outstanding on the date hereof and listed on Schedule 10.7 or hereafter incurred in connection with Liens permitted by Section 10.8, and extensions, renewals and refinancings of any Debt described in this clause (h) so long as the principal amount thereof is not increased; (i) Permitted Senior Debt (and guaranties thereof) in an aggregate amount not at any time exceeding $75,000,000; (j) Subordinated Debt; (k) Debt relating to Floor Plan Financing, provided that the aggregate liability (contingent or otherwise) of the Company and its Restricted Subsidiaries in respect of all such arrangements shall not at any time exceed $15,000,000; (l) Suretyship Liabilities in respect of obligations of Unrestricted Subsidiaries to the extent permitted by subsection 10.11(k); (m) HHI Preferred Stock; (n) the Series A Cumulative Redeemable Preferred Stock of Davis Wire Corporation; and (o) other Debt, in addition to Debt permitted by clauses (a) through (n), not at any time exceeding $10,000,000.

         10.8 Liens. Not, and not permit any Restricted Subsidiary to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except
(a) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves; (b) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens incurred in connection with worker's compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations (excluding appeal bonds and other bonds related to litigation)) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services, and, in each case, for which it maintains adequate reserves; (c) Liens identified on
Schedule 10.8; (d) Liens in connection with Capital Leases to the extent permitted by clause (b) of Section 10.7; (e) any Lien arising in connection with the acquisition, construction or improvement of property after the date hereof, and attaching only to the property being acquired, constructed or improved, if the Debt secured thereby does not exceed 100% of the fair market value of the property acquired at the time of acquisition thereof or 100% of the cost of such construction or improvement, as the case may be, nor 10% of the consolidated total assets of the Company (as of the end of the most recent Fiscal Year for which the Company has delivered audited financial statements pursuant to Section 10.1.1) in the aggregate for all such Debt of the Company and all Restricted Subsidiaries at any one time outstanding; (f) Liens securing appeal bonds and similar bonds relating to litigation, and attachments, judgments and other similar Liens arising in connection with court proceedings so long as the execution or other enforcement of such Liens is effectively stayed and claims secured thereby are being actively contested in good faith and by appropriate proceedings, provided that the aggregate amount secured by all such Liens (excluding any portion thereof which is covered by insurance so long as the insurer is reasonably likely to be able to pay and has accepted a tender of defense and indemnification without reservation of rights) shall not exceed $10,000,000; (g) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Company and its Restricted Subsidiaries taken as a whole; (h) leases or subleases granted by the Company or any Restricted Subsidiary in the ordinary course of its business; (i) the interest or title of the lessor of any lease with respect to which the Company or a Restricted Subsidiary is lessee; (j) Liens arising in connection with the Floor Plan Financing; (k) extensions, renewals or replacements of any Lien permitted by the foregoing provisions of this Section 10.8, but only if the principal amount of the Debt secured thereby immediately prior to such extension, renewal or replacement is not increased and such Lien is not extended to any other property; and (l) other Liens, in addition to Liens permitted by clauses (a) through (k), securing aggregate Debt not exceeding $10,000,000.

         10.9 Inconsistent Agreements. Not, and not permit any Subsidiary to, enter into any material agreement containing any provision which would be violated or breached by any borrowing by either Borrower hereunder or by the performance by the Company or any Subsidiary of any of its obligations hereunder or under any other Loan Document.

         10.10 Dividends, etc. Not, and not permit any Restricted Subsidiary to,
(a) declare or pay any dividends on any of its capital stock (other than stock dividends), (b) purchase or redeem any capital stock of the Company or any Subsidiary or any warrants, options or other rights in respect of such stock,
(c) make any other distribution to shareholders of the Company or any Subsidiary, (d) prepay, purchase, redeem or defease any Subordinated Debt or (e) set aside funds for any of the foregoing (any of the foregoing a "Restricted Payment"); provided that (i) any Restricted Subsidiary may declare and pay dividends to the Company or to another Wholly-Owned Restricted Subsidiary; (ii) so long as no Event of Default exists or would result therefrom, the Company may (x) prepay, purchase, redeem or defease Subordinated Debt with the net proceeds of any sale of Equity Interests in the Company and (y) make distributions to members consisting of HHI Preferred Stock or other assets of the Company in an amount not greater than the Priority Amount (as defined in the Operating Agreement); provided that the aggregate value of all distributions pursuant to this clause (y) in any Fiscal Year shall not exceed $10,000,000 plus the cash amount of any tax payable by the recipient with respect to any such payment; (iii) so long as no Event of Default or Unmatured Event of Default exists or would result therefrom, the Company may make Permitted Tax Distributions; and (iv) so long as (A) no Event of Default or Unmatured Event of Default has occurred and is continuing or would result therefrom, (B) after giving effect thereto, the Company will be in pro forma compliance with each of the financial covenants set forth in Section 10.6 and
(C) after giving effect thereto, the aggregate amount of all Restricted Payments made since July 30, 1998 (other than Restricted Payments permitted by clauses
(i), (ii) and (iii) above) will not exceed 50% of the Company's Consolidated Net Income after March 31, 1997, the Company may make any other Restricted Payment.

         10.11 Investments. Not, and not permit any Restricted Subsidiary to, make, incur, assume or suffer to exist any Investment in any other Person, except the following:

                  (a) Investments existing on the Effective Date and identified in Schedule 10.11;

                  (b)      Cash Equivalent Investments;

                  (c) Investments by the Company in Restricted Subsidiaries or by any Restricted Subsidiary in any other Restricted Subsidiary, in the form of contributions to capital or loans or advances; provided that, immediately before and after giving effect to such Investment, no Event of Default or Unmatured Event of Default shall have occurred and be continuing;

                  (d)      Suretyship Liabilities arising under the Loan
         Documents;

                  (e) loans or advances made by any Restricted Subsidiary to the Company;

                  (f) loans or advances to officers and directors of the Company the net proceeds of which are used solely to purchase Equity Interests in the Company pursuant to a restricted stock or stock purchase plan, provided that the aggregate outstanding amount of all such loans and advances shall not at any time exceed $3,000,000;

                  (g) loans or advances to officers and employees of the Company or of any Restricted Subsidiary (in addition to those permitted by clause (f), not in excess of $250,000 in the aggregate at any time;

                  (h) loans or advances to, or deposits with, contractors and suppliers in the ordinary course of business not in excess of $500,000 in the aggregate at any time;

                  (i) any loan to a Person purchasing real property or equipment from the Company or any Subsidiary;

                  (j) bank deposits in the ordinary course of business (i) with any Bank or (ii) with any other commercial banking institution so long as all deposits permitted solely by this clause (ii) do not at any time exceed $10,000,000 for more than ten consecutive days; and

                  (k) Investments (including acquisitions) not otherwise permitted by the foregoing clauses (a) through (j) so long as (x) no Event of Default or Unmatured Event of Default exists at the time of the making thereof or would result therefrom and (y) if such Investment is to be made in, or result in the acquisition of, an Unrestricted Subsidiary, then, after giving effect to such Investment, the Funded Debt Ratio, calculated on a pro forma basis as of the last day of the most recently-ended Fiscal Quarter for which the Company has delivered financial statements pursuant to Section 9.4, 10.1.1 or 10.1.2 (and assuming that such Investment had been made on the first day of the period of four Fiscal Quarters then ended), would be at least 0.25% less than the Funded Debt Ratio then required to be in effect pursuant to Section 10.6.3; provided that this clause (y) shall not apply to any Investment so long as (1) the amount of such Investment (including Debt assumed in connection therewith) does not exceed $15,000,000 and (2) after giving effect to such Investment, the aggregate net amount (after giving effect to any payment of principal of any loan or advance or return of equity resulting from any sale or other disposition of an Investment, but not counting any interest on any loan or advance or any dividend or similar returns on equity) of all Investments (including any Debt assumed in connection with Investments) in the applicable Fiscal Year will not exceed $50,000,000.

         10.12 Business Activities. Not, and not permit any Restricted Subsidiary to, engage primarily in any line of business other than manufacturing, construction and other industrial businesses and businesses reasonably related thereto.

         10.13 Limitation on Asset Sales. Not, and not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale; provided that the Company or any Subsidiary may make any Asset Sale so long as (a) no Event of Default or Unmatured Event of Default exists or would result therefrom; (b) at least 75% of the consideration paid to the Company or such Restricted Subsidiary in connection with such Asset Sale is in the form of cash or marketable securities or the assumption by the purchaser of liabilities of the Company or any Restricted Subsidiary (other than Subordinated Debt) as a result of which the Company or such Restricted Subsidiary, as the case may be, is no longer obligated with respect to such liabilities; and (c) not later than 365 days after the date of such Asset Sale, the net proceeds of such Asset Sale which have not been used to acquire productive assets that will be used in the business of the Company or a Restricted Subsidiary ("Unused Proceeds") are used to offer to reduce all senior Debt (or, in the case of this Agreement and any other senior Debt arising under a revolving credit arrangement, the applicable commitment to create senior Debt) on a pro rata basis by an amount (rounded to the nearest $100,000) equal to the excess, if any, of (x) all proceeds of Asset Sales (including such Asset Sale) which have become Unused Proceeds in the then-current Fiscal Year (excluding the portion of any such Unused Proceeds which was previously the subject of an offer to reduce senior Debt pursuant to this clause (c)) over (y) $10,000,000. Notwithstanding the foregoing, the Company and/or its Restricted Subsidiaries may make Asset Sales so long as the aggregate book value of all assets disposed of in all Asset Sales in any Fiscal Year (and not permitted by the foregoing provisions of this Section 10.13) does not exceed 10% of the consolidated total assets of the Company and its Restricted Subsidiaries at the end of the preceding Fiscal Year.

         10.14    Merger, Consolidation and Sale of Property.

         10.14.1 Company. Not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly-Owned Restricted Subsidiary into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its property in any one transaction or series of transactions unless: (a) the Company shall be the surviving Person (the "Surviving Person") or the Surviving Person (if other than the Company) surviving or formed by such merger, consolida tion or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation, partnership or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia; (b) the Surviving Person (if other than the Company) expressly assumes, by documentation in form satisfactory to the Required Banks, executed and delivered to the Agent by such Surviving Person, the due and punctual payment of all obligations of the Company hereunder and under the other Loan Documents; (c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the property of the Company, such property shall have been transferred as an entirety or virtually as an entirety to one Person; (d) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clauses (e) and (f) below, any Debt which becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Event of Default or Unmatured Event of Default shall have occurred and be continuing; (e) immediately after giving effect to such transaction or series of transactions, the Company or the Surviving Person will be in pro forma compliance with each of the financial covenants set forth in Section 10.6; (f) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Company or the Surviving Person shall have a Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company immediately prior to such transaction or series of transactions; and (g) the Company shall deliver to the Agent, in form and substance reasonably satisfactory to the Required Banks, an Officers' Certificate stating that such transaction complies with this Section and that all conditions precedent herein provided for relating to such transaction have been satisfied.

         10.14.2 Restricted Subsidiaries. Not permit any Restricted Subsidiary to merge, consolidate or amalgamate with or into any other Person (other than a merger of a Restricted Subsidiary into the Company or another Restricted Subsidiary) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its property in any one transaction or series of transactions unless: (a) the Surviving Person (if other than such Restricted Subsidiary) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation, partnership or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia; (b) the Surviving Person (if other than such Restricted Subsidiary) expressly becomes a party to each Guaranty as provided in
Section 10.15 (or, if such transaction involves Heico Holding, expressly assumes, by documentation in form satisfactory to the Required Banks, executed and delivered by such Surviving Person to the Agent, the due and punctual payment of all obligations of Heico Holding hereunder and under the other Loan Documents); (c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the property of such Restricted Subsidiary, such property shall have been transferred as an entirety or virtually as an entirety to one Person; (d) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clause (e) below, any Debt which becomes, or is anticipated to become, an obligation of the Surviving Person, the Company or any Restricted Subsidiary as a result of such transaction or series of transactions as having been incurred by the Surviving Person, the Company or such Restricted Subsidiary at the time of such transaction or series of transactions), no Event of Default or Unmatured Event of Default shall have occurred and be continuing; (e) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Company will be in pro forma compliance with each of the financial covenants set forth in
Section 10.6; (f) the Company shall deliver to the Agent, in form and substance reasonably satisfactory to the Required Banks, an Officers' Certificate stating that such transaction complies with this Section and that all conditions precedent herein provided for relating to such transaction have been satisfied. The foregoing provisions (other than clause (d)) shall not apply to any transaction which constitutes an Asset Sale permitted under Section 10.13.

         10.15 Guaranty. Immediately upon the creation or acquisition of any Restricted Subsidiary, cause such Restricted Subsidiary to execute and deliver a counterpart of both Guaranties.

         10.16 Use of Proceeds. Use, and cause Heico Holding to use, the proceeds of the Loans and the Letters of Credit for working capital and for other general corporate purposes; and not, and not permit any Subsidiary to, use any proceeds of any Loan (a) to make any acquisition of a Person unless the board of directors (or equivalent governing body) of the Person being acquired has approved such acquisition; or (b) for the purpose, whether immediate, incidental or ultimate, of "purchasing or carrying" any Margin Stock.

         10.17 Transactions with Affiliates. Not, and not permit any Restricted Subsidiary to, enter into or permit to exist any transaction, arrangement or contract with any of its other Affiliates (other than the Company or any Restricted Subsidiary) which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates. Nothing set forth in this Section 10.17 shall prevent any dividend, purchase, redemption or other distribution permitted by Section 10.10.

         10.18  Employee Benefit Plans.  Maintain, and cause each
Subsidiary to maintain, each Pension Plan in compliance in all material respects with all applicable requirements of law and


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regulations,  and, without limiting the generality of the foregoing,  not at any time permit the excess of the aggregate accumulated benefit obligations of all Pension Plans over aggregate assets of all Pension Plans (as shown on the most recent Form 5500 filed with the Internal Revenue Service with respect to each such Pension Plan) to exceed 10% of Consolidated Net Worth.

         10.19  Environmental Covenants.

         10.19.1 Environmental Response Obligation. (a) Comply, and cause each Restricted Subsidiary to comply, with any Federal or state judicial or administrative order requiring the performance at any real property owned, operated or leased by the Company or any Restricted Subsidiary of activities in response to the release or threatened release of a Hazardous Material, except for the period of time that the Company or such Restricted Subsidiary is diligently in good faith contesting such order; (b) notify the Agent within ten days of the receipt of any written claim, demand, proceeding, action or notice of liability by any Person arising out of or relating to the release or threatened release of a Hazardous Material, except with respect to any such release or threatened release with respect to which the amount for which the Company or any Restricted Subsidiary may be expected to be liable is less than $500,000; and (c) notify the Agent within ten days of any release, threat of release, or disposal of Hazardous Material reported by the Company or any Restricted Subsidiary to any governmental or regulatory authority at any real property owned, operated, or leased by the Company or any Restricted Subsidiary.

         10.19.2 Environmental Liabilities. (a) Comply, and cause each Restricted Subsidiary to comply, in all material respects with all material Environmental Laws; (b) without limiting clause (a), not commence disposal of any Hazardous Material into or onto any real property owned, operated or leased by the Company or any Restricted Subsidiary; and (c) without limiting clause
(a), not allow any Lien imposed pursuant to any law, regulation or order relating to Hazardous Materials or the disposal thereof to remain on any real property owned, operated or leased by the Company or any Restricted Subsidiary.

         10.20 Unconditional Purchase Obligations. Not, and not permit any Restricted Subsidiary to, enter into or be a party to any contract for the purchase of materials, supplies or other property or services, if such contract requires that payment be made by it regardless of whether or not delivery is ever made of such materials, supplies or other property or services.


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



         SECTION 11  EFFECTIVENESS; CONDITIONS OF LENDING.

         11.1 Effectiveness. This Agreement shall become effective, and all loans made and letters of credit issued under the Existing Credit Agreement shall be deemed to be Loans made and Letters of Credit issued under this Agreement, on the date (the "Effective Date") on which the Agent shall have received all of the following, each duly executed and dated the Effective Date (or such earlier date as shall be satisfactory to the Agent), in form and substance satisfactory to the Agent and the Banks, and each (except for the Notes, of which only the originals shall be signed) in sufficient number of signed counterparts to provide one for the Agent and each Bank:

         11.1.1  Notes.  The Notes of each Borrower.

         11.1.2 Resolutions. Certified copies of resolutions of the Board of Directors authorizing or ratifying the execution, delivery and performance by the Company of this Agreement and the other Loan Documents to which the Company is a party; certified copies of resolutions of the board of directors of Heico Holding authorizing or ratifying the execution, delivery and performance by Heico Holding of this Agreement and the other Loan Documents to which Heico Holding is a party; and certified copies of resolutions of the board of directors, manager or other appropriate governing body of each other Guarantor authorizing or ratifying the execution, delivery and performance by such Guarantor of each Guaranty.

         11.1.3 Consents, etc. Certified copies of all documents evidencing any necessary corporate action, consents and governmental approvals (if any) required for the execution, delivery and performance of the Loan Documents by the Company, Heico Holding and each other Guarantor.

         11.1.4 Incumbency and Signature Certificates. A certificate of the Secretary or an Assistant Secretary of the Company, Heico Holding and each other Guarantor certifying the names of the officer or officers of such entity authorized to sign the Loan Documents to which such entity is a party, together with a sample of the true signature of each such officer (it being understood that the Agent and each Bank may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein).

         11.1.5 Guaranties. A guaranty, substantially in the form of Exhibit C (the "Company Guaranty"), executed by each Guarantor of the obligations of the Company; and a guaranty, substantially in the form of Exhibit D (the "HHI Guaranty"), executed by each Guarantor of the obligations of Heico Holding.


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



         11.1.6 Opinion of Counsel. The opinion of McDermott, Will & Emery, substantially in the form of Exhibit E.

         11.1.7 Other. Such other documents as the Agent or any Bank may reasonably request.

         11.2 All Loans and Letters of Credit. The obligation of each Bank to make each Loan and of the Issuing Bank to issue each Letter of Credit is subject to the conditions precedent that:

         11.2.1 No Default, etc. (a) No Event of Default or Unmatured Event of Default has occurred and is continuing or will result from the making of such Loan or the issuance of such Letter of Credit, (b) the warranties of the Borrowers contained in Section 9 (excluding Sections 9.5, 9.6 and 9.8) are true and correct as of the date of such requested Loan or the issuance of such Letter of Credit, with the same effect as though made on such date, and (c) since the date of the financial statements described in Section 9.4 or, if later, the date of the most recent financial statements delivered to the Banks pursuant to
Section 10.1.1 or 10.1.2, no event has occurred or condition exists that has resulted or is reasonably expected to result in a Material Adverse Effect.

         11.2.2 Confirmatory Certificate. If requested by the Agent or any Bank, the Agent shall have received (in sufficient counterparts to provide one to each Bank) a certificate dated the date of such requested Loan or Letter of Credit and signed by a duly authorized representative of the Company as to the matters set out in Section 11.2.1 (it being understood that each request by a Borrower for the making of a Loan or the issuance of a Letter of Credit shall be deemed to constitute a warranty by such Borrower that the conditions precedent set forth in Section 11.2.1 will be satisfied at the time of the making of such Loan or the issuance of such Letter of Credit), together with such other documents as the Agent or any Bank may reasonably request in support thereof.

         SECTION 12  EVENTS OF DEFAULT AND THEIR EFFECT.

         12.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

         12.1.1 Non-Payment of the Loans, etc. Default in the payment when due of the principal of any Loan; default, and continuance thereof for two Business Days after demand by the Issuing Bank, in the payment when due of any reimbursement obligation with respect to any Letter of Credit; or default, and continuance thereof for five days, in the payment when due of any interest, fee or other amount payable by either Borrower hereunder or under any other Loan Document.


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



         12.1.2 Non-Payment of Other Debt, etc. Any default shall occur under the terms applicable to any Debt of the Company or any Restricted Subsidiary in an aggregate amount (for all Debt so affected) exceeding $5,000,000 and such default shall (a) consist of the failure to pay such Debt when due (subject to any applicable grace period), whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable prior to its expressed maturity.

         12.1.3 Other Material Obligations. Default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, the Company or any Restricted Subsidiary with respect to any material purchase or lease of goods or services (except only to the extent that the existence of any such default is being contested by the Company or such Restricted Subsidiary in good faith and by appropriate proceedings and appropriate reserves have been made in respect of such default) if, in the reasonable judgment of the Required Banks, such default has had, or is reasonably likely to have, a Material Adverse Effect.

         12.1.4 Bankruptcy, Insolvency, etc. The Company or any Restricted Subsidiary becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or the Company or any Restricted Subsidiary applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for the Company or such Restricted Subsidiary or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Company or any Restricted Subsidiary or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding (except the voluntary dissolution, not under any bankruptcy or insolvency law, of any Restricted Subsidiary other than Heico Holding), is commenced in respect of the Company or any Restricted Subsidiary, and if such case or proceeding is not commenced by the Company or such Restricted Subsidiary, it is consented to or acquiesced in by the Company or such Restricted Subsidiary, or remains for 60 days undismissed; or the Company or any Restricted Subsidiary takes any action to authorize, or in furtherance of, any of the foregoing.

         12.1.5 Non-Compliance with Provisions of this Agreement. Failure by the Company to comply with or to perform any covenant set forth in Section 10.6 through 10.15, 10.17 or 10.19 (excluding clause (c) of Section 10.19.2); or failure by either


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



Borrower to comply with or to perform any other provision of this Agreement (and not constituting an Event of Default under any of the other provisions of this
Section 12) and continuance of such failure for 30 days after written notice thereof to the Company from the Agent or any Bank.

         12.1.6 Warranties. Any warranty made by either Borrower herein is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by either Borrower to the Agent or any Bank is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

         12.1.7 Pension Plans. (i) Institution of any steps by the Company or any other Person to terminate a Pension Plan if as a result of such termination the Company could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, of $5,000,000 or more, or (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA.

         12.1.8 Judgments. Final judgments which exceed an aggregate of $5,000,000 (excluding any portion thereof which is covered by insurance so long as the insurer is reasonably likely to be able to pay and has accepted a tender of defense and indemnification without reservation of rights) shall be rendered against the Company or any Restricted Subsidiary and shall not have been discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments.

         12.1.9 Invalidity of Guaranties, etc. Either Guaranty shall cease to be in full force and effect with respect to any applicable Guarantor (except as a result of a transaction permitted hereunder); any Guarantor shall fail (subject to any applicable grace period) to comply with or to perform any applicable provision of either Guaranty; or any Guarantor (or any Person by, through or on behalf of such Guarantor) shall contest in any manner the validity, binding nature or enforceability of an applicable Guaranty with respect to such Guarantor.

         12.1.10 Change in Control. Heico Holding shall fail to be a Wholly-Owned Restricted Subsidiary; or Permitted Holders shall fail to directly or indirectly own and control Equity Interests in the Company which provide such Permitted Holders with the sole right and power (exercisable either directly or indirectly) to elect a majority of the Board of Directors.


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



         12.2 Effect of Event of Default.  If any Event of Default  described in
Section 12.1.4 shall occur, the Commitments (if they have not theretofore terminated) shall immediately terminate and the Notes and all other obligations hereunder shall become immediately due and payable and each Borrower shall become immediately obligated to deliver to the Agent cash collateral in an amount equal to the outstanding face amount of all Letters of Credit issued for the account of such Borrower, all without presentment, demand, protest or notice of any kind; and, in the case of any other Event of Default, the Agent may (and upon written request of the Required Banks shall) declare the Commitments (if they have not theretofore terminated) to be terminated and/or declare all Notes and all other obligations hereunder to be due and payable and/or demand that each Borrower immediately deliver to the Agent cash collateral in an amount equal to the outstanding face amount of all Letters of Credit issued for the account of such Borrower, whereupon the Commitments (if they have not theretofore terminated) shall immediately terminate and/or all Notes and all other obligations hereunder shall become immediately due and payable and/or each Borrower shall immediately become obligated to deliver to the Agent cash collateral in an amount equal to the face amount of all Letters of Credit issued for the account of such Borrower, all without presentment, demand, protest or notice of any kind. The Agent shall promptly advise the Borrowers of any such declaration, but failure to do so shall not impair the effect of such declaration. Notwithstanding the foregoing, the effect as an Event of Default of any event described in Section 12.1.1 or Section 12.1.4 may be waived by the written concurrence of all of the Banks, and the effect as an Event of Default of any other event described in this Section 12 may be waived by the written concurrence of the Required Banks. Any cash collateral delivered hereunder shall be held by the Agent (without liability for interest thereon) and applied to obligations arising in connection with any drawing under a Letter of Credit. After the expiration or termination of all Letters of Credit, such cash collateral shall be applied by the Agent to any remaining obligations of the applicable Borrower hereunder or under any other Loan document and any excess shall be delivered to the applicable Borrower or as a court of competent jurisdiction may direct.

         SECTION 13  THE AGENT.

         13.1 Appointment and Authorization; "Agent". (a) Each Bank hereby irrevocably (subject to Section 13.9) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental


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



thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligation arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

                  (b) The Issuing Bank shall act on behalf of the Banks with respect to the Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Agent may agree at the request of the Required Banks to act for the Issuing Bank with respect thereto; provided, however, that the Issuing Bank shall have all of the benefits and immunities (i) provided to the Agent in this Section 13 with respect to any acts taken or omissions of the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the Letter of Credit Applications as fully as if the term "Agent", as used in this Section 13, included the Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

         13.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

         13.3 Liability of Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by either Borrower or any Subsidiary or Affiliate of either Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan


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



Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of either Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this
Agreement or any other Loan Document, or to inspect the properties, books or records of either Borrower or any of their respective Subsidiaries or Affiliates.

         13.4 Reliance by Agent. (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed in good faith by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company or Heico Holding), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks (unless otherwise agreed, in accordance with their Percentages) against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

                  (b) For purposes of determining compliance with the conditions specified in Section 11.1, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter either sent by the Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Bank.

         13.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or a Borrower referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such


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



notice is a "notice of default". The Agent will promptly notify the Banks of its receipt of any such notice. The Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Required Banks; provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Banks.

         13.6 Credit Decision. Each Bank acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of either Borrower, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and their respective Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and their respective Subsidiaries. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Agent, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company or any Subsidiary which may come into the possession of any of the Agent-Related Persons.

         13.7 Indemnification of Agent. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrowers and without limiting the obligation of the Borrowers to do so), pro rata, from and against any and all Indemnified Liabilities; provided, however, that no Bank shall be liable for the payment to any Agent-Related Person of any portion of the Indemnified


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



Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrowers. The undertaking in this Section shall survive repayment of the Loans, cancellation of the Notes, the termination of this Agreement and the resignation or replacement of the Agent.

         13.8 Agent in Individual Capacity. BofA and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrowers and their respective Subsidiaries and Affiliates as though BofA were not the Agent hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, BofA or its Affiliates may receive information regarding either Borrower or its Subsidiaries or Affiliates
(including information that may be subject to confidentiality obligations in favor of the applicable entity) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans, BofA and any Affiliate thereof shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though BofA were not the Agent.

         13.9 Successor Agent. The Agent may, and at the request of the Required Banks shall, resign as Agent upon 30 days' written notice to the Borrowers and the Banks. If the Agent resigns under this Agreement, the Required Banks shall appoint from among the Banks a successor agent for the Banks. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Banks and the Borrowers, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 13 and Sections 14.6 and 14.13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a


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



retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Banks appoint a successor agent as provided for above. Notwithstanding the foregoing, BofA shall not be obligated to resign as Agent at the request of the Required Banks unless BofA is replaced as the "Issuing Bank" hereunder pursuant to documentation in form and substance satisfactory to BofA.

         13.10 Withholding Tax. (a) If any Bank is a "foreign corporation, partnership or trust" within the meaning of the Code and such Bank claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Bank agrees, with and in favor of the Agent, to deliver to the Borrowers and the Agent:

                  (i) if such Bank claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed IRS Forms 1001 and W-8 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

                  (ii) if such Bank claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Bank, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Bank and in each succeeding taxable year of such Bank during which interest may be paid under this Agreement, and IRS Form W-9; and

                  (iii) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Each such Bank agrees to promptly notify the Borrowers and the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

         (b) If any Bank claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Bank sells, assigns, grants a participation in, or otherwise transfers all or part of the obligations of either Borrower to such Bank hereunder, such Bank agrees to notify the Agent of the percentage amount in which it is no longer the beneficial owner of such obligations. To the extent


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



of such percentage amount, the Agent will treat such Bank's IRS Form 1001 as no longer valid.

         (c) If any Bank claiming exemption from United States withholding tax by filing IRS Form 4224 with the Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the obligations of either Borrower to such Bank hereunder, such Bank agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

         (d) If any Bank is entitled to a reduction in the applicable withholding tax, the Agent may withhold from any interest payment to such Bank an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (a) of this Section are not delivered to the Agent, then the Agent may withhold from any interest payment to such Bank not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

         (e) If the Internal Revenue Service or any other governmental authority of the United States or any other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered or was not properly executed, or because such Bank failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Bank shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligations of the Banks under this subsection shall survive repayment of the Loans, cancellation of the Notes, the termination of this Agreement and the resignation or replacement of the Agent.

         13.11 Co-Agents. None of the Banks identified on the facing page of this Agreement as a "Co-Agent" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such. Without limiting the foregoing, none of the Banks so identified as a "Co-Agent" shall have or be deemed to have any fiduciary relationship with any Bank. Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.


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         SECTION 14  GENERAL.

         14.1 Waiver; Amendments. No delay on the part of the Agent or any Bank in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Notes shall in any event be effective unless the same shall be in writing and signed and delivered by Banks having an aggregate Percentage of not less than the aggregate Percentage expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement or the Notes, by the Required Banks, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall (i) extend or increase the amount of the Commitments, (ii) extend the date for payment of any principal of or interest on the Loans or any fees payable hereunder, (iii) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, (iv) subject to Section 14.7, release any Person from its obligations under either Guaranty or (v) change the aggregate Percentage required to effect an amendment, modification, waiver or consent without, in each case, the consent of all Banks. No provisions of Section 13 shall be amended, modified or waived without the consent of the Agent. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement affecting the rights or duties of the Issuing Bank shall be effective without the consent of the Issuing Bank.

         14.2 Confirmations. Each Borrower and each holder of a Note of such Borrower agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Agent) the aggregate unpaid principal amount of the Loans then outstanding under such Note.

         14.3 Notices. Except as otherwise provided in Sections 2.3 and 2.4, all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown below its signature hereto or at such other address as such party may, by written notice received by the other parties hereto, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery shall be deemed to have been given when received. For purposes of Sections 2.3 and 2.4, the Agent


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



shall be entitled to rely on telephonic instructions from any person that the Agent in good faith believes is an authorized officer or employee of a Borrower, and each Borrower shall hold the Agent and each Bank harmless from any loss, cost or expense resulting from any such reliance. Any notice received or deemed received by either Borrower shall be conclusively presumed to have been received by both Borrowers.

         14.4 Confidentiality. The Agent and the Banks shall hold all non-public information obtained pursuant to the requirements of this Agreement which has been identified as such by the Borrowers in accordance with their customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and, in any event, may make disclosure on the same confidential basis as provided for herein that is reasonably required by any actual or bona fide potential transferee or participant in connection with the contemplated transfer of any Note or any participation therein or in any Letter of Credit or as required or requested by any governmental agency or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each of the Agent and each Bank shall promptly notify the applicable Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of the Agent or such Bank by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information.

         14.5 Regulation U. Each Bank represents that it in good faith is not relying, either directly or indirectly, upon any Margin Stock as collateral security for the extension or maintenance by it of any credit provided for in this Agreement.

         14.6 Costs, Expenses and Taxes. The Borrowers jointly and severally agree to pay on demand (a) all reasonable out-of-pocket costs and expenses of the Agent (including Attorney Costs) in connection with the preparation, execution, delivery and administration of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), and (b) all reasonable out-of-pocket costs and expenses (including Attorney Costs) incurred by the Agent and each Bank after an Event of Default in connection with the enforcement of this Agreement, the other Loan Documents or any such other documents. Each Bank agrees to reimburse the Agent for such Bank's pro rata share (based on its respective Percentage) of any such costs and expenses of the Agent not paid by the Borrowers. In addition, the Borrowers jointly and severally agree to pay, and to save the Agent and the Banks harmless from all liability for, any stamp or


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



other taxes which may be payable in connection with the execution and delivery of this Agreement, the borrowings hereunder, the issuance of the Notes or the execution and delivery of any other Loan Document or any other document provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided for in this Section 14.6 shall survive repayment of the Loans, cancellation of the Notes and any termination of this Agreement.

         14.7 Designation of Restricted and Unrestricted Subsidiaries. The Company may from time to time (and shall upon the acquisition or creation of any Subsidiary) designate any Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary; provided that (a) no Subsidiary that is not primarily engaged in manufacturing, construction or another industrial business and related activities may be designated as a Restricted Subsidiary; (b) any reclassification of a Subsidiary from a Restricted Subsidiary to an Unrestricted Subsidiary or vice versa may be made only (i) upon five Business Days' prior written notice to the Agent and the Banks and (ii) if, immediately after giving pro forma effect to such designation, (x) the Company will be in pro forma compliance with each of the financial covenants set forth in Section 10.6 and
(y) no Event of Default or Unmatured Event of Default would exist; (c) no Subsidiary may be designated as an Unrestricted Subsidiary if such Subsidiary owns any Equity Interests or Debt of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; and (d) Heico Holding shall at all times be a Restricted Subsidiary. Upon any reclassification of a Restricted Subsidiary to an Unrestricted Subsidiary, the Agent shall, upon the request (and at the expense) of the Company or such Subsidiary, execute and deliver such releases and other documents as are necessary to release such Subsidiary from its obligations under the Guaranties.

         14.8 Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

         14.9     Assignments; Participations.

         14.9.1 Assignments. Any Bank may, with the prior written consents of the Company and the Agent (which consents shall not be unreasonably delayed or withheld), at any time assign and delegate to one or more commercial banks or other Persons (any Person to whom such an assignment and delegation is to be made being herein called an "Assignee"), all or any fraction of such Bank's Loans and Commitment (which assignment and delegation shall be of a constant, and not a varying, percentage of all the assigning Bank's Loans and of such Bank's Commitment) in a minimum aggregate amount equal to the lesser of (i) the sum of


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



the assigning Bank's remaining Loans and (to the extent not used) Commitment and
(ii) $5,000,000; provided, however, that (a) no assignment and delegation may be made to any Person if, at the time of such assignment and delegation, either Borrower would be obligated to pay any greater amount under Section 8 to the Assignee than such Borrower is then obligated to pay to the assigning Bank under such Section; and (b) the Borrower and the Agent shall be entitled to continue to deal solely and directly with such Bank in connection with the interests so assigned and delegated to an Assignee until the date when all of the following conditions shall have been met:

                  (x) five Business Days (or such lesser period of time as the Agent and the assigning Bank shall agree) shall have passed after written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee, shall have been given to the Company and the Agent by such assigning Bank and the Assignee,

                  (y) the assigning Bank and the Assignee shall have executed and delivered to the Company and the Agent an assignment agreement substantially in the form of Exhibit F (an "Assignment Agreement"), together with any documents required to be delivered thereunder, which Assignment Agreement shall have been accepted by the Company and the Agent, and

                  (z) the assigning Bank or the Assignee shall have paid the Agent a processing fee of $2,500.

From and after the date on which the conditions  described  above have been met,
(x) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Bank hereunder, and (y) the assigning Bank, to the extent that rights and obligations hereunder have been assigned and delegated by it pursuant to such Assignment Agreement, shall be released from its obligations hereunder. Within five Business Days after the effectiveness of any assignment and delegation, the Borrowers shall execute and deliver to the Agent (for delivery to the Assignee and the assigning Bank, as applicable) new Notes in the principal amount of the Assignee's Commitment and, if the assigning Bank has retained a Commitment hereunder, replacement Notes in the principal amount of the Commitment retained by the assigning Bank (such Notes to be in exchange for, but not in payment of, the predecessor Notes held by such assigning Bank). Each such Note shall be dated the effective date of such assignment. The assigning Bank shall mark the predecessor Notes "exchanged" and


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



deliver them to the Company. Accrued interest on that part of the predecessor Notes being assigned shall be paid as provided in the Assignment Agreement.
Accrued interest and fees on that part of the predecessor Notes not being assigned shall be paid to the assigning Bank. Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Notes and in this Agreement. Any attempted assignment and delegation not made in accordance with this Section 14.9.1 shall be null and void.

         Notwithstanding the foregoing provisions of this Section 14.9.1 or any other provision of this Agreement, any Bank may at any time assign all or any portion of its Loans and its Notes to a Federal Reserve Bank (but no such assignment shall release any Bank from any of its obligations hereunder).

         14.9.2 Participations. Any Bank may at any time sell to one or more commercial banks or other Persons participating interests in any Loan owing to such Bank, the Notes held by such Bank, the Commitment of such Bank or any other interest of such Bank hereunder (any Person purchasing any such participating interest being herein called a "Participant"). In the event of a sale by a Bank of a participating interest to a Participant, (x) such Bank shall remain the holder of its Notes for all purposes of this Agreement, (y) the Borrowers and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations hereunder and (z) all amounts payable by the Borrowers shall be determined as if such Bank had not sold such participation and shall be paid directly to such Bank. No Participant shall have any direct or indirect voting rights hereunder except with respect to any of the events described in the penultimate sentence of Section 14.1. Each Bank agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Bank enters into with any Participant. The Borrowers agree that if amounts outstanding under this Agreement and the Notes are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement; provided that such right of setoff shall be subject to the obligation of each Participant to share with the Banks, and the Banks agree to share with each Participant, as provided in Section 7.5. Each Borrower also agrees that each Participant shall be entitled to the benefits of Section 8 as if it were a Bank (provided that no Participant shall receive any greater compensation pursuant to Section 8 than would have been paid to the participating Bank if no participation had been sold).


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



         14.10 Governing Law. This Agreement and each Note shall be a contract made under and governed by the laws of the State of Illinois applicable to contracts made and to be fully performed in such State. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Borrowers and rights of the Agent and the Banks expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

         14.11 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. When counterparts executed by all of the parties hereto shall have been lodged with the Agent (or, in the case of any Bank as to which an executed counterpart shall not have been so lodged, the Agent shall have received confirmation from such Bank of execution of a counterpart hereof by such Bank), the Agent shall notify the Company and each Bank.

         14.12 Successors and Assigns. This Agreement shall be binding upon the Borrowers, the Banks and the Agent and their respective successors and assigns, and shall inure to the benefit of the Borrowers, the Banks and the Agent and the permitted successors and assigns of the Banks and the Agent.

         14.13  Indemnification by the Borrowers.

         (a) In consideration of the execution and delivery of this Agreement by the Agent and the Banks and the agreement to extend the Commitments provided hereunder, the Borrowers hereby jointly and severally agree to indemnify, exonerate and hold the Agent-Related Persons, each Bank and each of their respective officers, directors, employees and agents (collectively the "Bank Parties" and individually each a "Bank Party") free and harmless from and against any and all actions, claims, judgments, causes of action, suits, losses, liabilities, damages, penalties and expenses, including Attorney Costs (collectively the "Indemnified Liabilities"), incurred by the Bank Parties or any of them as a result of, or arising out of, or relating to (i) any tender offer, merger, purchase of stock, purchase of assets or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Loans or (ii) the execution, delivery, performance or


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



enforcement of this Agreement or any other Loan Document by any of the Bank Parties, except for any such Indemnified Liabilities arising on account of such Bank Party's bad faith, gross negligence or willful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrowers hereby jointly and severally agree to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Nothing set forth above shall be construed to relieve any Bank Party from any obligation it may have under this Agreement.

         (b) Without limiting the provisions of clause (a) above, the Borrowers jointly and severally agree to reimburse each Bank Party against any and all Indemnified Liabilities which any Bank Party may pay, incur or become subject to arising out of or relating to the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any Hazardous Material at any real property owned or leased by the Company or any Subsidiary or used by the Company or any Subsidiary in its business or operations, except to the extent caused by the acts or omissions of such Bank Party.

         (c) All obligations provided for in this Section 14.13 shall survive repayment of the Loans, cancellation of the Notes and any termination of this Agreement.

         14.14 Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH OF THE COMPANY, HEICO HOLDING, THE AGENT AND EACH BANK HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. EACH OF THE COMPANY, HEICO HOLDING, THE AGENT AND EACH BANK FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. EACH BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT EITHER BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR


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NOTICE,  ATTACHMENT  PRIOR  TO  JUDGMENT,  ATTACHMENT  IN  AID OF  EXECUTION  OR
OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH BORROWER HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

         14.15 Waiver of Jury Trial. EACH OF THE COMPANY, HEICO HOLDING, THE AGENT AND EACH BANK HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Delivered at Chicago, Illinois, as of the day and year first above written.

                                      THE HEICO COMPANIES L.L.C.

                                      By
                                      Title

                                      2075 Foxfield Road
                                      Suite 102
                                      St. Charles, Illinois  60174
                                      Attention:  Larry W. Gies
                                      Facsimile: 630-443-4696

                                      HEICO HOLDING, INC.

                                      By
                                      Title

                                      2075 Foxfield Road
                                      Suite 102
                                      St. Charles, Illinois  60174
                                      Attention:  Larry W. Gies
                                      Facsimile: 630-443-4696

                                      BANK OF AMERICA NATIONAL TRUST AND

                                      SAVINGS ASSOCIATION,

                                      as Agent

                                      By
                                      Title

                                      231 South LaSalle Street
                                      Chicago, Illinois  60697
                                      Attention:  David A. Johanson
                                      Facsimile:  312-974-9102

                                       BANK OF AMERICA NATIONAL TRUST AND

                                       SAVINGS ASSOCIATION,

                                       as a Bank

                                       By
                                       Title

                                       231 South LaSalle Street
                                       Chicago, Illinois  60697
                                       Attention:  David A. Stang
                                       Facsimile:  312-828-1974

                                       LASALLE NATIONAL BANK

                                       By
                                       Title

                                       120 South LaSalle Street
                                       Chicago, Illinois  60603
                                       Attention:  Michael Bryan
                                       Facsimile:  312-904-6546

                                       THE NORTHERN TRUST COMPANY

                                       By
                                       Title

                                       50 South LaSalle Street
                                       Chicago, Illinois  60675
                                       Attention:  Division Head,

                                   Division IV
                             Facsimile: 312-444-7028

                                         THE FIRST NATIONAL BANK OF CHICAGO

                                         By
                                         Title

                                         One First National Plaza,
                                         Suite 0173
                                         Chicago, Illinois 60670
                                         Attention: Barry P. Litwin
                                         Facsimile: 312-732-1117

                                          FIRSTAR BANK MILWAUKEE, N.A.

                                          By
                                          Title

                                          777 East Wisconsin Avenue
                                          Milwaukee, Wisconsin 53202
                                          Attention: Dennis J. Krakau
                                          Facsimile: 414-765-4632

                                          FIRST MIDWEST BANK, NATIONAL

                                          ASSOCIATION

                                          By
                                          Title

                                          410 West Lockport Street
                                          Plainfield, Illinois 60544
                                          Attention: Joe Judd
                                          Facsimile: 815-439-4169

                                  SCHEDULE 2.1

                           COMMITMENTS AND PERCENTAGES


                                               Amount of
Name of Bank                                   Commitment          Percentage

Bank of America NT&SA                        $40,000,000         26.66666667
LaSalle National Bank                         30,000,000         20.00000000
The Northern Trust Company                    30,000,000          20.00000000
The First National Bank of Chicago            20,000,000         13.33333333
Firstar Bank Milwaukee, N.A.                  20,000,000         13.33333333
First Midwest Bank, National
  Association                                 10,000,000          6.66666667


TOTALS                                       $150,000,000        100%

                                  SCHEDULE 2.5

                           EXISTING LETTERS OF CREDIT

                                                                       Amount
Letter of Credit Number             Beneficiary                       ($000)

       7317719                       Carnegie Hall Tower          $      103
       7352403                       Bank of Nova Scotia                 208
       7306872                       Reliance Insurance                3,262
       7320476                       Nestle                            5,500
       7333810                       China National Chemical              21
       7400376                       Kumho Tire Co., Ltd.                 20
                                                                   ---------

                                                                  $    9,114

                                  SCHEDULE 9.6

                      LITIGATION AND CONTINGENT LIABILITIES

                                     -NONE-

                                  SCHEDULE 9.8

                                  SUBSIDIARIES

OF THE HEICO COMPANIES, L.L.C.:

             *Davis Wire Corporation
             *Heico Holding, Inc.

              Robertson-Ceco Corporation (a 65.4% owned Subsidiary) Davis Wire Pueblo Corporation

              Hawthorne Partners, L.L.C.
              Buhl Management Inc.

             *KenMor Electric Company, L.P.
              Bartell Machinery, L.L.C.
              Bartell Machinery Limited

OF HEICO HOLDING, INC.

              CECO Concrete Construction Corp.
              Heisley Holding, L.L.C.
              Heisley Member, Inc.

             *Jaenson Wire Company, L.L.C.
             *Pettibone, L.L.C.

              TFH Corp. (a 55% owned Subsidiary)
             *Ancra International, LLC

OF PETTIBONE, L.L.C.
             *Barko Hydraulics, L.L.C.
             *Davies Molding, L.L.C.
             *Field Controls, L.L.C.
             *Stenograph, L.L.C.
             *Pettibone Michigan, L.L.C.
             *The Steelastic Company, L.L.C.
             *Tiffin Parts, L.L.C.
             *Ardco/Traverse Lift, L.L.C.
             *Ceco Concrete Construction, L.L.C.
             *Zalk Josephs Fabricators, L.L.C.
             *Steelform Rental, L.L.C.
             *Spartan Tool, L.L.C.

              Rior, Industrie-on Handelsondememing B.V.

OF TFH CORP.:
             Tom's Foods Inc.

OF BUHL MANAGEMENT INC.
             Buhl Building L.L.C.

OF HAWTHORNE PARTNERS, L.L.C.
              NEO Industries Inc.

              Ohmite Holding, L.L.C. (a 72% owned Subsidiary)

*Designates Restricted Subsidiary as of the Effective Date


                                     S9.8-1

                                  SCHEDULE 10.7

                                  EXISTING DEBT

                                     -NONE-


                                     S9.8-2

                                  SCHEDULE 10.8

                                      LIENS

                                      NONE


                                     S9.8-3

                                 SCHEDULE 10.11

                                   INVESTMENTS

             INVESTMENT IN:                   AMOUNT OF INVESTMENT

             Robertson-Ceco Corporation         78,730,000

             Davis Wire Pueblo                  17,458,000

             Hawthorne Partners, LLC                51,000

             NEO Industries, Inc.                4,300,000

             Ohmite Holding, L.L.C.              7,000,000

             Bartell                            16,360,000

             Envirodyne Stock                    2,550,000

             World Port Common Stock               630,000

             NSD Stock                             100,000

             HPF, LLC Note                         660,000

             Nutri/System Direct Note              100,000

             Buhl Management, Inc.                   5,000

             Buhl Building, LLC                  5,998,000


                                     S9.8-4